    Exhibit 10.18

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 4th day of January 2023, by and among Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”) and Thomas H. Pike, an individual (the “Executive”).

WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company’s Clinical Development Business Unit and the Executive desires to accept such employment as the President and Chief Executive Officer of the Company’s Clinical Development Business Unit;

WHEREAS, the Company and the Executive acknowledge and agree that the Clinical Development Business Unit is contemplated to be spun off to the Company’s shareholders through a tax-free transaction consistent with the Company’s public announcement dated July 28, 2022 (such transaction, the “Spinoff”), and that, if such Spinoff is completed, this Agreement will be assigned to one or more entities comprising part of such Spinoff (“Spinco”), and that the Executive will, no later than the time of the Spinoff, become the President and Chief Executive Officer, and Chairman of the Board of Directors of Spinco; and

WHEREAS, consistent with Section 15, following the Spinoff and Spinco’s assumption of this Agreement, all references herein to the Company shall be deemed as able to be references to Spinco, as applicable unless context dictates otherwise.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.    Employment Agreement. On the terms and conditions set forth in this Agreement, and subject to Section 6 hereof, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3.

2.    Term. The initial term of employment under this Agreement shall be for a period beginning on January 9, 2023 (the “Effective Date”) and ending on December 31, 2025 (the “Expiration Date”), unless sooner terminated as hereinafter set forth; provided that, on the Expiration Date and on each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended upon the same terms and conditions (except for such terms and conditions that expire prior to any extension period), for successive periods of one year, unless the Company or the Executive provides written notice of its intention not to extend the term of the Agreement at least 180 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Term” or the “Employment Period.” Any termination of the Executive’s employment upon the expiration of the Term following notice by the Company to Executive that the Term shall not be renewed shall constitute a termination by the Company without Cause or constitute Good Reason (each as defined below). For the avoidance of doubt, the Executive’s employment shall terminate upon the expiration of the Term following notice by either the Company or the Executive, unless the parties shall at such time otherwise agree in writing.

3.    Position and Duties.

(a)    Executive Positions. For the period commencing on the Effective Date until the completion of the Spinoff, Executive will be employed as the President and Chief Executive Officer of the Company’s Clinical Development Business Unit. In such capacities, the Executive shall report to the Company’s Chief Executive Officer and perform the reasonable and lawful duties and responsibilities as the Company’s Chief Executive Officer may from time to time determine to assign to the Executive, consistent with his position and experience, which shall include the management and oversight of the Clinical Development Business Unit. In such role, Executive will have substantial involvement in the circumstances and terms of the Spinoff, including but not limited to substantial involvement in strategic operational decision making, selection of a senior leadership team and participation in the interview and selection of future members of the Spinco Board of Directors (the “Spinco Board”), provided that all decision making prior to the Spinoff is subject to approval of the Company’s Chief Executive Officer. Subject to the completion of the Spinoff, this Agreement, all of the obligations hereunder, and Executive’s employment will be assigned to Spinco, effective upon completion of the Spinoff. Immediately upon completion of the Spinoff and Spinco’s assumption of this Agreement, Executive will serve as Chairman of the Spinco Board and President and Chief Executive Officer of Spinco. In such capacities, the Executive shall report to the Spinco Board and perform the reasonable and lawful duties and responsibilities, consistent with his position and experience, as the Spinco Board may from time to time determine to assign to the Executive.

(b)    Location. During the Employment Period, the Executive’s primary office location shall be in Maricopa County, Arizona. Executive hereby represents that he has a dedicated space in his personal residence that will be used for the performance of his duties hereunder.

(c)    The Executive’s employment shall be subject to the policies maintained and established by the Company, as the same may be amended from time to time. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would intentionally injure the business, interests, or reputation of the Company or its subsidiaries and affiliates. In keeping with these duties, the Executive shall make full disclosure to the Board of Directors of the Company (the “Board”) of all business opportunities pertaining to the business of the Company and shall not appropriate for the Executive’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company. The Executive shall also devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company. Subject to the prior written approval of the Board, the Executive may serve on boards of directors of other publicly traded and private companies. The Executive has previously disclosed to the Board, and the Board hereby approves, those boards of directors on which he serves as of the date of this Agreement.

(d)    Subject to and contingent upon the completion of the Spingoff and the assumption of this Agreement, the Board will cause the Executive to be appointed to the Spinco Board and the Executive will serve as its Chairman immediately upon completion of the Spinoff. The Executive will serve in this capacity without additional compensation, and in advance of the expiration of each term as a director, in due course, and, subject to the annual approval of the applicable nominating committee of the Spinco Board in accordance with its duties and responsibilities, shall be nominated for re-election to the Spinco Board so long as he is then serving as Chief Executive Officer of Spinco and is eligible to be a member of the Spinco Board under applicable law or rules of the national securities exchange on which Spinco’s common stock is then listed, if any. The Executive’s continued membership on the

Spinco Board shall be subject to election in accordance with the by-laws of Spinco and applicable law, and shall not be considered a condition to Executive’s performance of his obligations hereunder, nor shall failure to be elected to the Spinco Board be considered a diminution of Executive’s duties or responsibilities, pursuant to the Good Reason definition set forth in Section 6(a)(y)(iii) below, provided Executive has been nominated for re-election to the Spinco Board. The Executive also agrees to serve without additional compensation, if elected or appointed thereto, as a director or member of any of the Company’s or Spinco’s subsidiaries or affiliates and in one or more executive offices of any of the Company’s or Spinco’s subsidiaries or affiliates.

(e)    Executive acknowledges that Executive shall be subject to and must comply with the Company’s policy with respect to ownership of Company common stock as it may be in effect from time to time.

4.    Compensation and Benefits.

        (a)    Base Salary. Commencing on the Effective Date, the Company shall pay to the Executive a base salary at the initial rate of $1,100,000 per calendar year (the “Base Salary”), prorated for any partial year of employment. The Base Salary shall be reviewed for increase by the compensation committee of the Board (the “Compensation Committee”) no less frequently than annually during the customary annual review period for other senior executives and may be increased in the discretion of the Compensation Committee. Any such increase in Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures and policies in effect from time to time. The Executive’s Base Salary may not be decreased during the Employment Period other than pursuant to a like proportionate reduction of base salaries of other senior executives of the Company.

        (b)    Equity Grants.

            (i)    Sign-On Equity Grant. Following the Effective Date, the Executive shall be granted equity awards under the Company’s 2016 Omnibus Incentive Plan, as amended (the “Omnibus Plan”) with an aggregate grant date fair value of approximately $4,000,000 (subject to rounding), consistent with the Company’s practice for determining such value (the “Sign-On Equity Grant”). The Sign-On Equity Grant will be comprised of time-vesting restricted stock units, which are eligible to vest and be settled in shares of common stock of the Company in substantially equal installments on each of the first through third anniversaries of the date of grant and will be subject to an adjustment provision where any unvested portion of such Sign-On Equity Grant may, in connection with the Spinoff, be converted into Spinco equity awards and assumed by Spinco (or otherwise equitably adjusted under the terms of the Omnibus Plan). The Sign-On Equity Grant shall be subject to the terms and conditions of the Omnibus Plan and substantially the form of award agreement attached hereto as Exhibit 1.

            (ii)    Delayed Equity Grant. If by July 3, 2023, the Spinoff has not been completed but the Board has not made a determination not to complete the Spinoff, the Executive will receive an additional one-time equity award under the Omnibus Plan with an aggregate grant date fair value of approximately $4,000,000 (subject to rounding), consistent with the Company’s practice for determining such value (the “Delayed Equity Grant”). The Delayed Equity Grant will be comprised of time-vesting restricted stock units, which are eligible to vest and be settled in shares of common stock of the Company in substantially equal installments on each of the first through third anniversaries of the date of grant and may be subject to an adjustment provision where any unvested portion of such Delayed Equity Grant will, upon completion of the Spinoff, be converted into Spinco equity awards and assumed by Spinco (or otherwise equitably adjusted under the terms of the Omnibus Plan). The Delayed Equity Grant shall be subject to the terms and conditions of the Omnibus Plan and a form of award agreement that will be substantially in the form attached as Exhibit 1, subject to such changes as the Company makes to its regular grant agreements for other senior executives of the Company.

            (iii)    Spinco Equity Grants. Following completion of the Spinoff and subject to approval of the Spinco Board or the applicable committee thereof, Executive shall receive one or more equity awards of Spinco equity with an aggregate grant date fair value of approximately $20,000,000 (subject to rounding), consistent with Spinco’s practice for determining such value (the “Initial Spinco Equity Grant”), comprised of 30% in restricted stock units and 70% in stock options which will have a maximum term of ten (10) years, which, in the case of both restricted stock units and stock options will be eligible to vest and be settled in (or, with respect to stock options, exercised for) shares of common stock of Spinco as follows: (i) if the Spinoff occurs on or before December 31, 2023, in substantially equal installments on each of the first through third anniversaries of the date of grant, (ii) if the Spinoff occurs at any time during 2024, in substantially equal installments on each of January 1, 2025, January 1, 2026 and January 1, 2027 or (iii) pursuant to any other vesting schedule established by the Spinco Board in its unfettered discretion so long as all shares vest within 3 years of the grant date. The Initial Spinco Equity Grant shall be subject to the terms and conditions of the Spinco equity incentive plan (the “Spinco Omnibus Plan”) and form of award agreement. Equity awards following the completion of the Spinoff will be determined by the Spinco Board or the applicable committee thereof, provided that the first Spinco equity award following the expiration of the Initial Term will have an aggregate target grant date fair value of approximately $8,000,000 (subject to rounding). Notwithstanding the foregoing, in the event that Executive receives a Delayed Equity Grant, then the amount of the Initial Spinco Equity Grant will be reduced by the grant date fair value of the Delayed Equity Grant. In other words, if Executive receives a Delayed Equity Grant of $4,000,000, the $20,000,000 grant date fair value of the Initial Spinco Equity Grant will be reduced by $4,000,000 to equal approximately $16,000,000 (subject to rounding).

            (iv)    Equity Grants During Initial Term. For the avoidance of doubt, other than the Sign-On Equity Grant, the Delayed Equity and the Initial Spinco Equity Grant, no other equity grants of either the Company or Spinco equity will be made during the Initial Term.

        (c)    Annual Bonus. For each calendar year that ends during the Employment Period beginning with calendar year 2023, the Executive shall be eligible to receive an annual bonus pursuant to the Company’s management incentive bonus plan or any successor plan that is in effect from time to time (any such bonus, the “Incentive Bonus”). The Executive’s target Incentive Bonus amount for a particular calendar year of the Company shall equal one hundred and fifty percent (150%) of the Executive’s Base Salary for that calendar year (the “Target Bonus Amount”); provided that the Executive’s actual Incentive Bonus payout for a particular calendar year shall be determined by the Compensation Committee in its sole and unfettered discretion taking into account performance objectives (which may include corporate and individual objectives initially established with respect to a particular calendar year by the Compensation Committee in consultation with Executive and, in connection with the Spinoff, converted or paid-out on the same basis as similar awards held by Spinco senior executives who participate in the Company’s management incentive bonus plan or its successor,) and may be more or less than the Target Bonus Amount. For the calendar year 2023, the Executive’s Target Bonus Amount shall be pro-rated (calculated as the Target Bonus Amount for the entire 2023 calendar year multiplied by a fraction the numerator of which is equal to the number of days the Executive was employed as an employee in the 2023 calendar year and the denominator of which is 365). The Target Bonus Amount shall be reviewed for increase by the Compensation

Committee no less frequently than annually during the customary annual review period for other senior executives and may be increased in the discretion of the Compensation Committee. Any such increase in the Target Bonus Amount shall constitute the “Target Bonus Amount” for purposes of this Agreement. Notwithstanding the foregoing, for calendar year 2023, Executive’s Incentive Bonus payout shall be no less than 100% of Executive’s Base Salary, provided that such 2023 Incentive Bonus payout shall be subject to proration, consistent with Section 7(e) if Executive is terminated by the Company without Cause or if Executive terminates employment for Good Reason during 2023. Except as otherwise set forth herein, the Executive must be actively employed by the Company throughout the applicable bonus measurement period and shall not have given notice of termination (other than for Good Reason (as set forth below), or been given notice by the Company of the termination of this Agreement for Cause (as set forth below) where such breach giving rise to Cause or Good Reason is not cured, at any time during the applicable bonus measurement period to be eligible to receive the Incentive Bonus.

        (d)    Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company, provided that Executive will not participate in the Labcorp Master Senior Executive Severance Plan or any similar such Spinco severance plan, if established. The Company reserves the right to amend, modify or cancel any employee benefit plans, practices and programs, and any fringe benefits and perquisites, as applicable to executives of the Company generally, at any time and without the consent of the Executive.

        (e)    Company Compensation Plans. Except as otherwise provided herein, all compensation provided to the Executive pursuant to this Section 4 shall be in accordance with the Company’s compensation plans and policies.

        (f)    Clawback/Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, including the Incentive Bonus, the Sign-On Equity Grant and the Delayed Equity Grant, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to the terms of the Company’s Incentive Compensation Recoupment Policy, as separately provided to Executive, and as the same may be amended from time to time or replaced by any successor Company policy, including to implement Section 10D of the Securities Exchange Act of 1934, as amended and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any applicable national securities exchange).Except as otherwise provided herein, all compensation provided to the Executive pursuant to this Section 4 shall be in accordance with the Company’s compensation plans and policies

5.    Expenses. The Company shall reimburse the Executive for all expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

6.    Termination of Employment.

        (a)    Permitted Terminations. (x) This Agreement may be terminated by the Company prior to the Effective Date under the following circumstances: (i) the Executive’s death or Disability (as defined below), (ii) if an event that would constitute Cause, as defined below, had the Executive then been employed by the Company occurs, whether or not the Executive is then employed by the Company, or (iii) by the Company for any other reason. (y) The

Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
            (i)    Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

            (ii)    By the Company.

                (A)    Disability. The Company may terminate the Executive’s employment if the Executive is unable to perform each of the essential duties of his position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months (a “Disability”); or

                (B)    Cause. The Company may terminate the Executive's employment for Cause or without Cause. If the Company terminates the Executive's employment without Cause, the Company shall not be required to give advance notice.

For purposes of this Agreement (including the Sign-On Equity Grant and Delayed Equity Grant), “Cause” shall be limited to the following events: (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with Executive’s duties or in the course of his employment with the Company: (ii) Executive’s conviction of or entering of a plea of nolo contendere to a felony; (iii) Executive’s alcohol intoxication on the job or current illegal drug use; (iv) Executive’s intentional wrongful damage to tangible assets of the Company; (v) Executive’s intentional wrongful disclosure of material confidential information of the Company and/or material breach of the provisions of the Company’s Confidentiality/Non-Competition/Non-Solicitation Agreement or any other noncompetition or confidentiality provisions covering the activities of Executive; (vi) Executive’s knowing and intentional breach of any employment policy of the Company; (vii) gross neglect or gross misconduct, disloyalty, dishonesty, or breach of trust in the performance of the Executive’s duties that is not corrected to the Board’s satisfaction within 30 days of the Executive receiving notice thereof; or (viii) Executive’s misconduct that causes reputational harm to the Company.

            (iii)    By the Executive. The Executive may terminate this Agreement for any reason prior to the Effective Date, and may terminate his employment for any reason (including Good Reason) or for no reason during the Employment Period. If the Executive terminates his employment without Good Reason, then he shall provide written notice to the Company at least thirty (30) days prior to the Date of Termination, provided that the Company may, in its sole discretion, waive the provision of all or any portion of the notice period and immediately terminate the Executive, which termination shall not be deemed a termination without Cause or constitute grounds for termination for Good Reason.

For purposes of this Agreement (including the Sign-On Equity Grant and Delayed Equity Grant), “Good Reason” means, without the Executive’s prior written consent (i) a material reduction in the Executive’s Base Salary or any reduction of the Target Bonus Amount; (ii) relocation to an office location more than 75 miles from either the Executive’s principal office location or his principal residence as of the date of notice of relocation; (iii) the Board shall fail to appoint the Executive as Chairman of the Spinco Board upon completion of the Spinoff; (iv) the Spinco Board shall fail to re-nominate the Executive for re-election to the Spinco Board; or (v) a material diminution in title, duties, or responsibilities, including reporting responsibilities, of the Executive in his capacity as an employee (for which purpose such a material diminution shall be deemed to occur in the event of a Change in Control (as defined in the Omnibus Plan) in which Spinco ceases to be a publicly traded company, except in the case that the Executive is the most senior officer and a member of the board of directors of the top-most publicly traded parent company of which Spinco is a subsidiary resulting from such Change in Control).

Notwithstanding the foregoing, “Good Reason” shall not include a reduction in Base Salary where such reduction is pursuant to a like proportionate reduction of base salaries of other senior executives of the Company. Further, for the avoidance of doubt, “Good Reason” shall not include (i) Executive’s failure to be re-elected to the Spinco Board by the Spinco shareholders provided the Spinco Board nominates him for re-election to the Spinco Board; (ii) Executive’s ceasing to serve as the Chairman of the Spinco Board following his initial appointment as the Chairman; or (iii) any determination made by the Board in good faith that Executive’s residence is not properly treated as his principal place of business for tax purposes and any resulting change in tax consequences to Executive resulting from such determination. In order to invoke a termination for Good Reason, the Executive’s termination must occur within 90 days after the occurrence of the Good Reason and after the Company has received notice of the Good Reason event and failed to cure within 30 days after receiving such notice. Otherwise, such termination shall be considered voluntary termination without Good Reason.

For purposes of this Agreement, “Date of Termination” means (i) if this Agreement or Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if this Agreement or Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination is given by the Company; or (iii) if the Executive’s employment is terminated by the Company for any other reason or by the Executive pursuant to Section 6(a)(y)(iii), the date specified in the Notice of Termination. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder (collectively, “Section 409A”), references to Executive’s termination of employment (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

        (b)    Termination. Any termination of this Agreement prior to the Effective Date or of Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with the requirements of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute as to whether a Disability exists, and if requested by the Company, to submit to a physical examination by a licensed physician selected by mutual consent of the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws.

        (c)    Resignation of All Other Positions. Upon termination of the Executive's employment for any reason, the Executive shall, unless otherwise requested, resign from all positions that the Executive holds as an officer or member of the Spinco Board (or a committee thereof) and as an officer or member of the board of directors (or a committee thereof) of any Company subsidiaries or affiliates.

    7.    Compensation Upon Termination.

        (a)    Death. If this Agreement or the Executive’s employment is terminated as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. If the Date of Termination is after the Effective Date, within 30 days following the Executive’s death, the Company shall pay to the Executive’s legal representative or estate, as applicable, (i) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination; (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due; (iii) payment of any Incentive Bonus earned for a prior completed performance period and unpaid on the Date of Termination; and (iv) a Partial Year Bonus (defined below) in the manner provided in Section 7(e) (such amounts in clauses (i) through (iv), the “Accrued Amounts”). The rights of the Executive’s legal representative or estate, as applicable, with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Except as set forth herein, the Company and the Company’s subsidiaries and affiliates shall have no further obligation to the Executive or his legal representatives, estate or heirs upon his death under this Agreement. For purposes of this Agreement, “Accrued Benefits” means (w) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Company or otherwise specifically addressed by this Agreement; (x) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; (y) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive through the Date of Termination and which are reimbursable in accordance with Section 5; and (z) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company.

        (b)    Disability. If the Company terminates this Agreement prior to the Effective Date because of the Executive’s Disability, the Company shall have no further obligations to the Executive under this Agreement upon such termination. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 6(a)(y)(ii)(A), the Company shall pay to the Executive the Accrued Amounts. The rights of the Executive with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement upon Executive’s termination due to Disability pursuant to Section 6(a)(y)(ii)(A).

        (c)    Termination by the Company for Cause or by the Executive without Good Reason. If prior to the Effective Date, either the Company terminates this Agreement pursuant to Section 6(a)(x)(ii) or the Executive terminates this Agreement pursuant to Section 6(a)(y)(iii), the Company shall have no further obligations to the Executive under this Agreement upon such termination. If during the Employment Period the Company terminates the Executive’s employment for Cause pursuant to Section 6(a)(y)(ii)(B) or the Executive terminates his employment without Good Reason pursuant to Section 6(a)(y)(iii), the Company shall pay to the Executive the Executive’s Base Salary and accrued unused vacation due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to then vested or exercisable equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement upon such termination.

        (d)    Termination by the Company without Cause, by the Executive with Good Reason, or termination following notice by the Company of non-renewal of the Term, in each case, prior to Spinoff. If prior to the Effective Date the Company terminates this Agreement pursuant to Section 6(a)(x)(iii) or during the Employment Period but prior to completion of the Spinoff the Company terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(y)(ii)(B), the Executive terminates his employment with Good Reason pursuant to Section 6(a)(y)(iii), or the Executive’s employment terminates upon the expiration of the Term following a notice by the Company to not renew the Term pursuant to Section 2, the Company shall pay to the Executive (w) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination; (x) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due; (y) payment of any Incentive Bonus earned for a previous completed performance period and unpaid on the Date of Termination; and (z) subject to Executive’s execution of the Labcorp Release Agreement, as defined below, a Partial Year Bonus, as defined below.

        (e)    Termination by Spinco without Cause, by the Executive with Good Reason, or termination following notice by Spinco of non-renewal of the Term, in each case, following Spinoff. If during the Employment Period and following completion of the Spinoff, Spinco terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(y)(ii)(B), the Executive terminates his employment with Good Reason pursuant to Section 6(a)(y)(iii), or the Executive’s employment terminates upon the expiration of the Term following a notice by Spinco to not renew the Term pursuant to Section 2 (each, a “Qualifying Termination”), Spinco shall pay to the Executive (x) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination; (y) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due; and (z) payment of any Incentive Bonus earned for a previous completed performance period and unpaid on the Date of Termination. The Executive shall also be entitled to receive, subject to his execution of a Spinco Release Agreement (as defined below), the following severance benefits (collectively, the “Severance Benefits”):

(i)    an amount equal to the product of (A) two (2), if the Qualifying Termination is not within thirty-six months following a Change in Control of Spinco, as such term is defined in the Spinco Omnibus Plan, or (B) three (3), if the Qualifying Termination is within thirty-six months following a Change in Control of Spinco, multiplied by the sum of (1) Executive’s Base Salary plus (2) the total dollar amount of the last three Incentive Bonuses paid to the Executive divided by three (the “Average Incentive Bonus”); provided, however, that if the Executive has received less than three Incentive Bonus payments during the term of the Executive’s employment, then the Average Incentive Bonus shall equal the total dollar amount of Incentive Bonuses paid to the Executive divided by the number of Incentive Bonuses received by the Executive; provided, further, however, that any prorated bonuses Executive has received will be annualized for purposes of
this Section (by dividing the amount of the Incentive Bonus by the proration                 factor that was applied to determine such Incentive Bonus under Section 4(c)) and that if a Qualifying Termination occurs prior to the payment of any Incentive Bonus under this Agreement, the Average Incentive Bonus shall be deemed to be the Target Bonus Amount (the amount determined pursuant to this subparagraph (i), the “Cash Severance Benefits”); and

(ii)    a Partial Year Bonus, as defined below.

For the avoidance of doubt, if during the Employment Period and following completion of the Spinoff, Spinco terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(y)(ii)(B) or the Executive terminates his employment with Good Reason pursuant to Section 6(a)(y)(iii) and, in either case, Executive continues as a member of the Spinco Board, Executive will be entitled to payment of the Severance Benefits set forth above.

Spinco shall pay the Executive the Cash Severance Benefits to which he is entitled under this Section 7(e) as follows: (a) 50 percent of the total Cash Severance Benefits due, less statutory deductions, shall be paid within 30 days following the execution of the Spinco Release Agreement, but in no event shall be paid later than March 15 of the year following the year in which the Termination Date occurred; and (b) the remaining 50 percent of the total Cash Severance Benefits, less statutory deductions, shall be paid within 30 days following the one-year anniversary of the execution of the Spinco Release Agreement, but only if the Executive has complied in all material respects with the terms and conditions of the Spinco Release Agreement.

A “Partial Year Bonus” is payable to the Executive for the year of the Executive’s employment termination in the event the Company or Spinco, as applicable, performance criteria for payment of an Incentive Bonus are achieved as of the close of the year based on the actual performance level achieved for such year (as determined (x) treating any individual factors as fully satisfied and (y) without regard for any exercise of negative discretion unless such exercise is applicable to all similarly situated executives with like force and effect); provided, however, that if a Qualifying Termination occurs after a Change in Control, the performance criteria shall be deemed satisfied at the target level. Any such Partial Year Bonus shall equal the Executive’s Incentive Bonus compensation so earned multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company in the annual or other performance period for the Incentive Bonus award in which such termination occurs and the denominator of which is the total number of days included within such annual or partial year performance period. Should any such Partial Year Bonus become payable under this Agreement, payment shall be made to the Executive at the same time as payment is made to all other participants under the Incentive Bonus compensation program following the close of the year.

        (f)    Executive’s voluntary resignation following July 3, 2024. If the Spinoff has not been completed by July 3, 2024 and Executive desires to terminate his employment on or after July 3, 2024, Executive and the Board, or its designee, shall negotiate reasonably and in good faith over the terms of Executive’s severance benefits aligned with the spirit and principles of this Agreement.

        (g)    The Executive’s rights with respect to equity or equity-related awards (including as provided above for the Sign-On Equity Grant, the Delayed Equity Grant and the Initial Spinco Equity Grant) shall be governed by the applicable terms of the related plan or award agreements.

        (h)    Liquidated Damages. The parties acknowledge and agree that damages that will result to the Executive for termination by the Company of this Agreement under Section 6(a)(x)(iii) or the Executive’s employment without Cause under Section 6(a)(y)(ii)(B) or by the Executive for Good Reason under Section 6(a)(y)(iii) shall be extremely difficult or impossible to establish or prove, and agree that the payments set forth in Section 7(d) or Section 7(e), as applicable, shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the payments set forth in Section 7(d), the Executive will execute a release of claims in substantially the form attached as Exhibit 2-A (the “Labcorp Release Agreement”) and that, as a condition to receiving the payments set forth in Section 7(e), the Executive will execute a release of claims in substantially the form attached as Exhibit 2-B (the “Spinco Release Agreement”) (the Labcorp Release Agreement and the Spinco Release Agreement, as applicable, the “Release Agreement”). Within five business days of the Date of Termination, the Company shall deliver to the

Executive the applicable Release Agreement for the Executive to execute. The Executive will forfeit all rights to the payments set forth in Section 7(d) or Section 7(e), as applicable, unless, within 30 days of delivery of the Release Agreement by the Company to the Executive, the Executive executes and delivers the Release Agreement to the Company and the releases contained therein have become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”). In the event that the Release Effective Date could occur in one of two taxable years of the Executive, the Release Effective Date shall be deemed to occur in the earliest date in the later such taxable year as otherwise would apply thereunder. The Company and Company subsidiaries and affiliates shall have no obligation to provide the payments set forth in Section 7(d) or Section 7(e), as applicable, prior to the Release Effective Date.

        (i)    Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 7(i).

            (i)    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

            (ii)    The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

            (iii)    Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

            (iv)    (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

            (v)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

    8.    Confidentiality, Non-Competition and Non-Solicitation Agreement. In consideration of the employment and compensation terms set forth in this Agreement, the Executive agrees to execute and be bound by the terms of the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement attached as Exhibit 3.

    9.    Parachute Limitations. Notwithstanding anything herein to the contrary, in the event that the payments or distributions to be made by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) constitute “parachute payments” within the meaning of Section 280G of the Code, then the Payment to the Executive shall be reduced to $1 below the safe harbor limit (as described in Section 280G(b)(2)(A)(ii) of the Code) if said reduction in Payment would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on the payments and benefits.

    10.    Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s certificate of incorporation, bylaws, and any indemnification agreements then in force, subject to applicable law. The Executive shall also be covered as an insured under any contract of directors and officers liability insurance to the same extent as such contract covers members of the Board. The Executive’s rights under this Section 10 shall survive any termination or expiration of this Agreement and any termination of the Executive’s employment for all periods thereafter during which the Executive may be subject to liability for any acts or omissions occurring during his employment or service as a member of the Board that is otherwise subject to indemnification and coverage under directors and officers liability insurance.

    11.    Professional Fees Incurred in Negotiating the Agreement. The Company shall pay or the Executive shall be reimbursed for the Executive's reasonable professional fees and costs incurred in connection with this Agreement up to a maximum of $35,000. Any payment required under this Section 11 shall be made within sixty (60) days following the Effective Date.

    12.     Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, addressed as follows:

        (i)    If to the Company:

        Laboratory Corporation of America Holdings
            358 South Main Street

            Burlington, North Carolina 27215
            Attention: Sandra van der Vaart,
            Executive Vice President, Chief Legal Officer

        and

            Hogan Lovells US LLP
            100 International Drive, Suite 2000
            Baltimore, Maryland 21202
            Attention: William Intner

        (ii)    If to the Executive:

At the last address shown on the payroll records of the Company

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

    13.     Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

    14.    Effect on Other Agreements; Inconsistency. This Agreement (including the Exhibits hereto) and all other agreements identified hereunder constitute the entire agreement between the parties respecting the employment of the Executive and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between this Agreement (and Exhibits) and any other plan, program, practice or agreement of the Company in which the Executive is a participant or a party, whether applicable on the Effective Date or at any time thereafter, this Agreement (and Exhibits) shall control unless, with the Executive’s prior written consent, such other plan, program or practice, or in such agreement with the Executive, specifically refers to this Agreement (or Exhibits) as not so controlling.
    15.    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) the Company shall assign its rights and obligations hereunder to Spinco in connection with the Spinoff, (ii) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, and (iii) the rights and obligations of the Company hereunder shall be assignable and may be assumed by a successor entity in connection with (a) any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor entity or (b) the formation of a holding company or similar corporate reorganization approved by the Board. If the Company’s rights and obligations are assigned or assumed as provided in the preceding sentence, the term “Company” as used herein shall refer to such successor entity, including, following the Spinoff, to Spinco. Executive acknowledges and agrees that the assignment of this Agreement to Spinco does not create any termination “without Cause” or “Good Reason” rights, or any right to payments or benefits from the Company by virtue of such assignment.

    16.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.

    17.     Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

    18.     Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

    19.     Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

    20.     Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

    21.     Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

    22.    Withholding. The Company may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

    23.    Representations of the Executive. The Executive represents and warrants to the Company that (i) the Executive has furnished to the Company all agreements respecting any post-employment restrictions applicable to the Executive with his immediately preceding employer; and (ii) there are no other agreements to which the Executive is a party that conflict with the Executive’s acceptance of employment with the Company or would be violated or breached by Executive’s acceptance of employment with the Company, including any non-solicitation, non-competition or other similar covenant or agreement. The Executive agrees that the Executive will perform his duties to the Company in a manner that complies with all such agreements.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

LABORATORY CORPORATION OF AMERICA HOLDINGS

/s/ Adam H. Schechter
________________________
Name: Adam H. Schechter
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Thomas H. Pike
________________________
Thomas H. Pike

EXHIBIT 1

Sign-On Equity Grant

LABORATORY CORPORATION OF AMERICA HOLDINGS
2016 OMNIBUS INCENTIVE PLAN RESTRICTED STOCK UNIT AGREEMENT
Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), hereby grants restricted stock units relating to its shares of common stock, par value $0.10 (the “Restricted Stock Units”) to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2016 Omnibus Incentive Plan (the “Plan”). Certain capitalized terms used but not defined in this Agreement have the meanings given such terms in the Plan.
Grant Date: January ___, 2023
Name of Grantee: Thomas H. Pike
Grantee’s Social Security Number: _____-____-_____
Number of Shares of Stock underlying Restricted Stock Units: ______________
Purchase Price Per Share of Stock: ____________
Vesting Schedule:
    The Restricted Stock Units will be subject to three twelve-month vesting periods and will be eligible to vest as follows: one-third of the Restricted Stock Units vest on January ___, 2024, an additional one-third of the Restricted Stock Units will vest on January __, 2025 and the remaining one-third of the Restricted Stock Units will vest on January __, 2026 (each, a “Vesting Date”), provided Grantee has not had a Separation from Service (as defined below) prior to each such Vesting Date. The number of vested Restricted Stock Units on each Vesting Date will be rounded to the nearest whole number, and Grantee cannot vest in more than the number of Restricted Stock Units set forth above.
This grant of Restricted Stock Units is subject to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear inconsistent.
Grantee:    ___________________________________ Date:            (Signature)

Company:    ___________________________________ Date: January __, 2023
    Adam Schechter

Title:        President & Chief Executive Officer

Attachment
This is not a stock certificate or a negotiable instrument.

LABORATORY CORPORATION OF AMERICA HOLDING
2016 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units
This Agreement evidences an award of Restricted Stock Units in the number of shares set forth on the cover sheet, and subject to the vesting and other conditions described below, in the Plan and on the cover sheet (the “Restricted Stock Units”).
The Purchase Price for the shares of Stock underlying the Restricted Stock Units is deemed paid by your prior services to the Company.

Transfer of Restricted Stock Units
To the extent not yet vested, your Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise, nor may your Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting Schedule
Your Restricted Stock Units shall vest in accordance with the vesting schedule shown on the cover sheet so long as you have not had a Separation from Service prior to the Vesting Dates set forth on the cover sheet.
No additional Restricted Stock Units will vest after you have had a Separation from Service for any reason except as set forth in this Agreement.

Death, Disability, or Specified Terminations following Change in Control
Notwithstanding the vesting schedule set forth above, if you have a Separation from Service as a result of your (1) death, (2) Disability, or (3) a Separation from Service for Good Reason or without Cause within 24 months after a Change in Control, 100% of the Restricted Stock Units will vest on the date of your Separation from Service. For purposes of your Restricted Stock Units, “Disability,” “Good Reason” and “Cause” shall have the meaning given such terms in the Executive Employment Agreement entered into as of January __, 2023 by and among you and the Company.
Further, if you are employed by a legal entity that is contemplated to be part of the spin-off of the Company’s Clinical Development business to Company shareholders through a tax-free transaction consistent with the Company’s public announcement dated July 28, 2022 of such transaction (such transaction, the “Spinoff”) and your employing entity is sold by the Company to a third party on or before December 31, 2023 in a transaction that does not constitute a Change in Control, the Committee shall have the right to cause the Restricted Stock Units to be assumed or continued by the purchasing entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares subject to the Restricted Stock Units, and, if your Restricted Stock Units are so assumed or continued and you have a Separation from Service as a result of your (1) death, (2) Disability, or (3) Separation from Service for Good Reason or without Cause within 12 months after such transaction, 100% of the Restricted Stock Units will vest on the date of your Separation from Service, provided that whether or not you have had a Separation from Service will be determined by reference to whether you have had a Separation from Service from such assuming entity.
Termination by the Company without Cause prior to Spinoff; Service solely as member of the Spinco Board of Directors	Notwithstanding the vesting schedule set forth above, (i) if, prior to the Spinoff, you are terminated by the Company without Cause and you do not, in connection with the Spinoff, serve as a member of the Board of Directors of Spinco (the “Spinco Board”), 100% of the Restricted Stock Units will vest on the date of your Separation from Service, and (ii) if, prior to or in connection with the Spinoff, you are terminated by the Company without Cause but, in connection with the Spinoff, it is determined that you will serve as a member of the Spinco Board (and not as an employee of Spinco), you will, notwithstanding the definition of Separation from Service set forth herein or any other terms herein, not receive acceleration of vesting upon your termination from Labcorp, but your Restricted Stock Units will be eligible to continue to vest subject to your continued Service on the Spinco Board.
Retirement at Age 65 Plus 5
Notwithstanding the vesting schedule set forth above, if you have a Separation from Service, other than a Separation from Service by the Company for Cause, at a time when you have attained age 65 and completed five full years of Service (“Retirement at Age 65 Plus 5”); and
(i)    Your Separation from Service occurs on or after 6 months following the Grant Date, but before 9 months following the Grant Date, the Restricted Stock Units that were scheduled to vest in accordance with the original vesting schedule within 12 months immediately following such Separation from Service will vest on the date of your Separation from Service; or
(ii)    Your Separation from Service occurs on or after 9 months following the Grant Date, 100% of the Restricted Stock Units will vest on the date of your Separation from Service.
For purposes of determining eligibility for Retirement at Age 65 Plus 5, Service shall be calculated in accordance with the terms of the Laboratory Corporation of America Holdings Reinstatement Policy, as it may be amended from time to time, and shall mean the time in which you are employed by the Company and/or an Affiliate of the Company but only while the Affiliate is owned, controlled or under common control by or with the Company.

Separation Without Cause or for Good Reason following Spinoff and not Related to a Change in Control
Notwithstanding the vesting schedule set forth above, if, following the Spinoff but unrelated to a Change in Control, (i) you have an involuntary Separation from Service without Cause or a voluntary Separation from Service for any reason including Good Reason but, it is determined that you will serve as a member of the Spinco Board (and not as an employee of Spinco), you will, notwithstanding the definition of Separation from Service set forth herein or any other terms herein, not receive acceleration of vesting upon your termination of employment, but your Restricted Stock Units will be eligible to continue to vest subject to your continued Service on the Spinco Board or (ii) you have either received notice of or have incurred an involuntary Separation

Separation Without Cause or for Good Reason following Spinoff and not Related to a Change in Control from Service without Cause, or you have either given notice of, or have incurred a, voluntary Separation from Service for Good Reason and you do not continue to serve as a member of the Spinco Board immediately following such Separation from Service, in each case, on or after 6 months following the Grant Date, the Restricted Stock Units that were scheduled to vest in accordance with the original vesting schedule within 12 months immediately following said Separation from Service will vest on the date of your Separation from Service. For the avoidance of doubt, if you are given notice of your involuntary Separation from Service prior to 6 months following the Grant Date, you shall not receive any acceleration of vesting pursuant to this section, even if your Separation from Service occurs on or after 6 months following the Grant Date. Similarly, for the avoidance of doubt, if you provide notice of your voluntary Separation of Service for Good Reason prior to 6 months following the Grant Date, you shall not receive any continuation of vesting pursuant to this section, even if your Separation from Service occurs on or after 6 months following the Grant Date.

Separation due to Retirement at Age 55 (Rule of 70)
Notwithstanding the vesting schedule set forth above, if you have a Separation from Service on or after 6 months following the Grant Date, other than a Separation from Service by the Company for Cause, at a time when you have attained age 55 and the sum of your age and full years of Service equals or exceeds 70 (“Retirement at Age 55 (Rule of 70)”) the Restricted Stock Units that were scheduled to vest in accordance with the original vesting schedule within 12 months immediately following said Separation from Service will vest upon the occurrence of such event.
For purposes of determining eligibility for Retirement at Age 55 (Rule of 70), Service shall be calculated in accordance with the terms of the Company’s Reinstatement Policy, as it may be amended from time to time, and shall mean the time in which you are employed by the Company and/or an Affiliate of the Company but only while the Affiliate is owned, controlled or under common control by or with the Company.

Forfeiture of Unvested Restricted Stock Units	Unless your Separation from Service triggers accelerated vesting or other treatment of your Restricted Stock Units pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or an Affiliate and you, you will automatically forfeit to the Company all of the Restricted Stock Units that have not yet vested as of your Separation from Service.

Forfeiture of Rights
If you should take actions in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, (e) Company policy or procedure, (f) other agreement, or (g) if you incur a Separation from Service for Cause, the Company has the right to cause an immediate forfeiture of (i) your rights to any outstanding Restricted Stock Units, and (ii) with respect to the period commencing thirty-six (36) months prior to your Separation from Service with the Company or any Affiliate and ending thirty-six (36) months following such Separation from Service (A) a forfeiture of any gain recognized by you upon the sale of any shares of Stock received as a result of the vesting of any Restricted Stock Units, and (B) a forfeiture of any vested shares of Stock held by you as a result of the vesting of any Restricted Stock Units. For the avoidance of doubt, the Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement set forth in Exhibit B is covered by this provision.

Leaves of Absence
For purposes of this Agreement, you do not have a Separation from Service when you go on a bona fide employee leave of absence that was approved by your employer in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. You will incur a Separation from Service in any event when the approved leave ends unless you immediately return to active employee work.
Your employer determines, in its sole discretion, which leaves count for this purpose, and when you have a Separation from Service for all purposes under the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Issuance	The shares of Stock underlying your vested Restricted Stock Units will be issued as soon as practicable following the earlier of (i) the date that your Restricted Stock Units vest pursuant to the vesting schedule, or (ii) the date of your Separation from Service, but in no event later than 60 days following the first of such events.
Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of grant or vesting of Restricted Stock Units, the payment of dividends or the issuance of Stock acquired under this grant. In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the grant or vesting of Restricted Stock Units, the payment of dividends or the issuance of Stock acquired from this grant, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

To satisfy this withholding obligation, the Company may provide you with the opportunity to satisfy the withholding obligation in cash or to have the Company withhold shares of Stock otherwise issuable to you. If you fail to make an election to use either of the preceding methods or fail to fully satisfy the obligation in cash, the Company will withhold shares of Stock otherwise issuable to you. The shares of Stock so withheld will have an aggregate Fair Market Value equal to the withholding obligation.
Retention Rights	This Agreement and the Restricted Stock Units do not give you the right to be retained by the Company or any Affiliate in any capacity. The Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.
Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until the Stock has been issued upon vesting of your Restricted Stock Units and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books.
You will, however, be entitled to receive an amount of cash or shares of Stock (as determined by the Company from time to time) payable at the time the shares underlying your vested Restricted Stock Units are delivered, equal to the amount or value of the cumulative per-share dividends, if any, paid on shares of Stock equal to the number of Restricted Stock Units in which you vest that were outstanding as of the record date for such dividend.

Insider Trading Policy
You acknowledge receipt of the Company’s Insider Trading Policy (the “Policy”), attached hereto as Exhibit A. You agree to comply fully with the standards contained in the Policy (and related policies and procedures adopted by the company). You further understand that compliance with these standards, policies, and procedures is a condition of continued employment or association with the Company or any of its subsidiaries and that the Policy is only a statement of principles for individual and business conduct and does not, in any way, constitute an employment contract, an assurance of continued employment, or employment other than at-will. By acceptance of the Restricted Stock Units granted hereunder, you certify to your understanding of and intent to comply with the Policy.

Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement
In consideration of the award of Restricted Stock Units granted pursuant to this Agreement, you agree to be bound by the obligations in, and covenant to comply with, the Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement set forth in Exhibit B, which is attached hereto and made a part hereof, and you further understand that a failure to comply with the Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement’s terms and conditions set forth in Exhibit B may result in consequences as described in Exhibit B.

Clawback	The Restricted Stock Units are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
The Plan
The text of the Plan is incorporated in this Agreement by reference.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter.
If there is any conflict between this Agreement and the Plan, or if there is any ambiguity in this Agreement, any term which is not defined in this Agreement or any matter as to which this Agreement is silent, in any such case, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

Data Privacy
In order to administer the Plan, the Company or any Affiliate may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your home and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company and any Affiliate to facilitate the administration of the Plan.
By accepting this grant, you give explicit consent to the Company and any Affiliate to process any such personal data. You also give explicit consent to the Company and any Affiliate to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident participants, to the United States, to transferees who shall include the Company, any Affiliate and other persons who are designated by the Company to administer the Plan.

Notices	Any notices to be given under the terms of this Agreement shall be in writing and addressed to the Company at 531 South Spring Street, Burlington, North Carolina 27215, Attention: Corporate Secretary and Securities Compliance Officer, and to you at the address in the Company’s books and records, or at such address as either party may hereafter designate in writing to the other.
Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please email your request for paper copies to StockCompliance@Labcorp.com.

Electronic Signature	All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
Code Section 409A
“Separation from Service” shall have the meaning set forth in Section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”) which includes when the Company reasonably anticipates that your level of Services will permanently decrease to no more than 20 percent of the average level of Services you have performed over the immediately preceding 36-month period (or such lesser period of your Service with the Company and its Affiliates), which shall be interpreted consistently with the provisions of Section 409A, provided, however, that, notwithstanding the terms of Section 409A if you continue employment with a former subsidiary of the Company following the sale of the subsidiary in a stock sale, merger, spin-off or other similar transaction and your Restricted Stock Units are not assumed in connection with such transaction, you will be deemed to have a Separation from Service as of the consummation of such transaction and your vesting will cease and the terms in this Agreement regarding the effect of a Separation from Service will be given effect. It is intended that the Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Agreement will be interpreted and administered to be in compliance with Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by the Company. Notwithstanding anything to the contrary in this Agreement or the Plan, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your Separation from Service will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Each installment of Restricted Stock Units that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

By electronically acknowledging this Agreement, you agree to all of the terms and conditions described above, in the Plan, in the Company’s Insider Trading Policy attached as Exhibit A and in the Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement attached hereto as Exhibit B.

EXHIBIT B

CONFIDENTIALITY/NON-COMPETITION/NON-SOLICITATION AGREEMENT

    During the course of your employment with Laboratory Corporation of America Holdings (“Labcorp”) or its subsidiaries, divisions, or affiliates, you will have access to, or will acquire, highly confidential information and trade secrets concerning Labcorp's and the Employer Company’s business, including, but not limited to, customer lists, pricing, methods of pricing, marketing practices, advertising strategy, methods of operation and the needs and requirements of Employer Company’s and/or Labcorp's customers. In addition, you will receive from Labcorp or Employer Company and/or be exposed to Labcorp’s or the Employer Company’s valuable technical and marketing information that will materially aid you in the performance of your duties on behalf of the Employer Company, and assist you and/or the Employer Company in furthering the Employer Company’s business interests, including establishing and retaining the Employer Company’s customers. The support furnished to you by the Employer Company will enable you to increase the value of the Employer Company’s goodwill with the Employer Company’s customers, which is a valuable asset of the Employer Company.

    As indicated by the foregoing, the services you will be performing for the Employer Company will be of a special, unique and extraordinary nature. Accordingly, in consideration of Labcorp extending to you, as applicable, certain incentive compensation in the form of Restricted Stock Units, Performance Shares, Restricted Stock and/or Stock Options, as set forth in the Agreement(s) to which this Exhibit is made a part thereof and which governs the grant of said benefits, any and all of which benefits otherwise would not be provided to you absent your agreement to be bound by the terms of this Confidentiality/Non-Competition/Non-Solicitation Agreement (“Restrictive Covenant Agreement”), you agree that:

1.Property Rights and Workproduct. All ideas, inventions, discoveries, developments, standard operating procedures, designs, algorithms, improvements, formulae, processes, techniques, programs, know-how, data, databases, notes, business plans, reports, presentations, and any other work product relating to the Employer Company’s business or anticipated business, together with all printed, physical and electronic copies and other tangible embodiments thereof (hereafter collectively referred to as “Work Product”) created, generated, developed, conceived or reduced to practice by you individually or jointly with others as part of your employment with the Employer Company shall (to the extent consisting of copyrightable subject matter) be deemed to be work made for hire, and the Employer Company shall be the sole owner of all rights, title and interest in and to the Work Product.  To the extent such Work Product, or any part thereof, does not constitute “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) or equivalent laws of a non-US jurisdiction, you agree to permanently and irrevocably assign, and hereby permanently and irrevocably assign, to the Employer Company all of your right, title and interest in and to the Work Product, together with all goodwill therein and the right to sue, counterclaim and recover for past, present and future infringement misappropriation and dilution thereof.  The Employer Company may, at its own expense, prepare and process applications for copyrights, trademarks, service marks, or patents and other intellectual property rights therein arising in any jurisdiction, and may take other actions that it deems necessary or appropriate to protect its rights in and to the aforementioned items.  You shall cooperate with the

Employer Company in protecting and enforcing its rights therein, including by executing such applications and other documentation prepared for the protection and enforcement of its rights, title and interest in such Work Product and assigning such documentation to the Employer Company, and delivering to the Employer Company all printed, physical and electronic copies and other tangible embodiments of the Work Product that may come into your possession.

2.Confidentiality. You agree that during the term of your employment and for any time after your termination, you shall not, without the prior written consent of the Employer Company, divulge to any third party or use for your own benefit, or for any purpose other than the exclusive benefit of the Employer Company, any Confidential Information of the Employer Company, Labcorp and its subsidiaries, divisions, or affiliates. In this Restrictive Covenant Agreement, Confidential Information shall mean information that concerns the Employer Company’s, Labcorp's and its subsidiaries', divisions', or affiliates' prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Employer Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, financial information, or any other information concerning the Employer Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Employer Company. The term “customer information” as used in this Restrictive Covenant Agreement shall mean information that concerns the course of dealing between the Employer Company and its customers or potential customers solicited by the Employer Company, customer preferences, particular contracts or locations of customers or potential customers, negotiations with customers, and any other information concerning customers or potential customers obtained by the Employer Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Employer Company. Your obligation not to disclose Confidential Information does not prohibit you from (a) disclosing the information to a government agency if you are required to produce the information pursuant to a subpoena, court order, administrative order or other legal process, (b) discussing terms and conditions of employment or engaging in other activities protected by the National Labor Relations Act, (c) communicating with the Securities and Exchange Commission about securities law violations, or (d) communicating with any other government entity or agency if such communication is to report a violation of applicable law. However, you shall notify the Employer Company in writing within three (3) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of Confidential Information and shall provide the Employer Company with a copy of said subpoena, court order, administrative order or other legal process.

3.Non-Solicitation of Labcorp Employees. During the term of your employment and for a period of twelve (12) months following the term of your employment, you shall not, directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director or employee of Labcorp or its subsidiaries and affiliates to work for or provide services to you and/or any other person or entity that either (i) directly provides products or services that compete with the products or services provided by the Employer Company in a geographic market serviced by the Employer Company or (ii) supplies, services, advises or consults with a person, trade or business that products or services that compete with the products or services provided by the Employer Company in a geographic market serviced by the Employer Company.

4.Non-Solicitation of Customers. During your employment and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not either directly or indirectly through a subordinate, co-worker, peer or other person or entity, call upon, contact, or solicit or attempt to call upon, contact or solicit any customer or customer prospect of the Employer Company, with a view toward the sale or providing of any service or product competitive with the products and services offered by the Employer Company; provided, however, the restrictions set forth in Paragraph 4 shall apply only to customers or prospects of the Employer Company, or representatives of the same, with which you had contact during the last twenty-four (24) months of your employment with the Employer Company. The parties agree and affirm that their intention with respect to Paragraph 4 is that your activities be limited only for a twelve (12) month period after termination of your employment with the Employer Company for any reason. The provisions calling for a “look back” of twenty-four (24) calendar months prior to the termination of employment are intended solely as a means of identifying the customers and potential customers to which such restrictions apply and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction.
5.Noncompetition. During your employment and for a period of twelve (12) months following your voluntary or involuntary termination of employment, you shall not become an owner in, shareholder with more than a 2% equity interest in, investor in, or an employee, contractor, consultant, advisor, representative, officer, director, or agent of, a trade or business that offers products and services that are the same or substantially similar to the products and services provided by the Employer Company in any geographic market in which the Employer Company conducts business (“Competitor”); provided, however, that the duties and responsibilities of said employment or engagement as an owner in, shareholder with more than 2% equity interest in, investor in, employee, contractor, consultant, advisor, representative, officer, director or agent are (i) the same, similar, or substantially related to your current duties and responsibilities or duties or responsibilities performed by you while employed by the Employer Company at any time during a six (6) month period prior to your date of termination of employment and (ii) related to or concerning the Competitor’s business activities in the Restricted Territory. The parties agree and affirm that their intention with respect to Paragraph 5 is that your activities shall be limited only for the twelve (12) month period after termination of employment for any reason. The provisions calling for a “look back” of six (6) calendar months prior to the date of termination of employment are intended solely as a means of identifying the duties and responsibilities that will define the restricted activities covered by Paragraph 5 and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction. For purposes of Paragraph 5, the term “Restricted Territory” means the geographic area that is part of your current duties and responsibilities or the geographic area that was part of your duties and responsibilities within a period of six (6) month period prior to the date of your termination of employment. If a court of competent jurisdiction determines that the Restricted Territory as defined herein is too restrictive, then the parties agree that said court may reduce or limit the Restricted Territory to the largest acceptable area so as to enable the enforcement of Paragraph 5.
6.Return of Confidential Information. At any time upon the request of the Employer Company or upon your termination of your employment, you shall return to the Employer Company any and all Employer Company property including but not limited to laptops, phones, smart phones and documents or materials in your possession, custody and control that contain Confidential Information. You also agree that upon termination of employment, you shall destroy any Confidential Information stored on your personal computer or other data storage device. Along with the return of said documents and materials, you shall provide the Employer Company (upon the Employer Company’s request) with a sworn or written statement indicating that you do not have possession, custody and control of any of the Employer Company’s Confidential Information and have destroyed all of the Employer Company’s data electronically stored on your personal computer or other data storage device.
7.Notice. Notice shall be effective only if it is made in writing and actually or constructively received by the individuals below. To be effective, any notice required under this Restrictive Covenant Agreement must be sent by nationally recognized express delivery courier or by certified mail, return receipt requested, to the person(s) and address(es) listed below.
General Counsel
Laboratory Corporation of America Holdings
531 South Spring Street
Burlington, North Carolina 27215

with a copy to:

Chief Legal Officer
Laboratory Corporation of America Holdings
531 South Spring Street
Burlington, North Carolina 27215

and, if to you, notice shall be sent to your last known mailing address on record at the Employer Company. You have an obligation to ensure that the Employer Company’s records contain your most recent address.
8.Breach/Available Remedies.

a.Except as otherwise provided in this subparagraph, if any provision of this Restrictive Covenant Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Restrictive Covenant Agreement; provided, that if any provision contained in this Restrictive Covenant Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, the parties agree that the said provision shall be limited and reduced to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.
b.You agree that as part of this Restrictive Covenant Agreement, you will have access to the Employer Company’s Confidential Information, personnel, and existing and potential customers of the Employer Company. You further agree that the Employer Company maintains a competitive advantage over other persons or entities in the trade or business of providing commercial medical laboratory testing services as a result of the Employer Company’s Confidential Information, personnel, and existing and potential customer contacts. You further agree that the Employer Company will be placed at a competitive disadvantage in the event that you breach this Restrictive Covenant Agreement and that damages would not be an adequate or reasonable remedy in the event of such breach. Accordingly, you stipulate that in the event that you breach one or more of the provisions set forth in this Restrictive Covenant Agreement, the Employer Company will be entitled to an injunction restraining you from violating the terms of those paragraphs. Nothing herein shall be construed as prohibiting the Employer Company from pursuing any other remedy available for such breach or prospective breach.
9.Miscellaneous.
a.Absent any other agreement to the contrary nothing herein shall be construed as giving you the right to continued service or employment relationship with the Employer Company. This Agreement does not alter or amend in any way the Employer Company's right to terminate the employment relationship in accordance with any offer letter, employment contract or applicable law.
b.You represent and warrant that you are not a party to any contract, agreement or understanding that prevents or prohibits you from entering into and fully performing under this Restrictive Covenant Agreement.
c.In the event a court of law declares any provision of this Restrictive Covenant Agreement to be null and void, it is understood and agreed by you and the Employer Company that such clause shall be severed from this Restrictive Covenant Agreement and that the remaining provisions of this Restrictive Covenant Agreement shall continue to be binding on you.
d.It is understood and agreed by you and Laboratory Corporation of America Holdings (“Labcorp”) that this Exhibit B Confidentiality/Non-Competition/Non-Solicitation Agreement constitutes the agreement in its entirety and supersedes any previous Exhibit B Confidentiality/Non-Competition/Non-Solicitation Agreement previously executed by you as part of an Equity Award Agreement with Labcorp. This Exhibit B Confidentiality/Non-Competition/Non-Solicitation Agreement replaces any other non-compete, non-solicitation and confidentiality agreement which you may have previously executed in favor of Labcorp or one of its subsidiary companies incorporated within the United States. This Exhibit B Confidentiality/Non-Competition/Non-Solicitation Agreement shall not replace, amend, restrict, otherwise modify or supersede any employment contract or agreement between you and a foreign subsidiary of Labcorp and shall not amend, alter or affect any non-compete, non-solicitation or confidentiality agreement executed by you and Labcorp or an Employer Company in connection with a merger or acquisition agreement of a business entity with whom you were previously employed or affiliated, including, but not limited to, an ownership or investment interest in said entity.
e.For purposes of this Restrictive Covenant Agreement, the Employer Company shall mean Laboratory Corporation of America Holdings or its subsidiary and affiliated companies with whom you are employed at the commencement of your employment, as well as any subsequent parent, subsidiary or affiliated company that becomes the employing entity in the event of a transfer, promotion, assignment, reassignment or corporate restructuring.
f.As used herein, “affiliate” shall mean a current or future company or other business entity that, directly or indirectly, is controlled by, controls or is under common control with Laboratory Corporation of America Holdings. For the purposes of the preceding sentence, the meaning of the word “control” shall include, but not necessarily be limited to, ownership of more than fifty percent (50%) of the voting shares or other interest of the Employer Company or other business entity.
g.This Restrictive Covenant Agreement shall be binding upon you and shall inure to the benefit of the parties and their respective personal representatives, heirs, affiliates, successors, and assigns. Labcorp may at its sole discretion assign its rights under this Restrictive Covenant Agreement.
h.You affirm by signing this Restrictive Covenant Agreement that you have completely read this entire Restrictive Covenant Agreement and understand the terms and conditions included within this Restrictive Covenant Agreement. You also agree that this Restrictive Covenant Agreement may not be modified or altered in any respect except in writing, signed by you and Labcorp.
i.This Restrictive Covenant Agreement shall be deemed to have been entered into in the State of North Carolina and shall be construed in accordance with and governed by the laws of North Carolina, to the exclusion of the laws of any other forum including but not limited to the laws of the State of California. You agree, acknowledge and recognize that by virtue of your employment with the Employer Company, either a North Carolina corporation or a subsidiary of a North Carolina corporation, with its principal place of business in North Carolina, and your own contacts and business dealings with Labcorp and the Employer Company in North Carolina, North Carolina has a substantial relationship to this Restrictive Covenant Agreement and a materially greater interest in applying its laws, over and to the exclusion of the laws of any other forum, to the resolution of any dispute arising out of or relating to this Restrictive Covenant Agreement.
j.Any action, special proceeding or other proceeding, including without limitation any request for temporary, preliminary, or permanent injunctive relief with respect to this Restrictive Covenant Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina. You and the Employer Company irrevocably consent to the jurisdiction of the Federal and State courts of North Carolina and you hereby consent and submit to personal jurisdiction in the State of North Carolina. You and the Employer Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Restrictive Covenant Agreement. You acknowledge and recognize that in the event that you breach this Restrictive Covenant Agreement, the Employer Company may initiate a lawsuit against you in North Carolina, that you waive your right to have that lawsuit be brought in a court located closer to where you may reside, and that you will be required to travel to and defend yourself in North Carolina. You likewise agree that to the extent you institute any action arising out of or relating to this Restrictive Covenant Agreement, it shall be brought in North Carolina and doing so does not present any undue burden or inconvenience to you.
k.You shall at all times abide by such laws and regulations, including but not limited to such laws which relate to the improper inducement for referrals of items or Services reimbursable by the Federal health care programs 42 U.S.C. § 1320a-7b(b) (the “anti-kickback statute”). You acknowledge that you are (i) aware that the United States securities laws prohibit any person who has material nonpublic information about the Employer Company from purchasing or selling securities of such Employer Company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and agrees that it will neither use, nor cause any third party to use, any Information in contravention of such Act or any such rules and regulations, including Rules 10b-5 and 14e-3.
l.Except as stated otherwise herein, this Restrictive Covenant Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, covenants, conditions, understandings or agreements other than those expressly set forth herein.
By electronically acknowledging this Agreement, you agree to all of the terms and conditions described above, in the Plan, in the Company’s Insider Trading Policy attached as Exhibit A and in the Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement attached as Exhibit B.

EXHIBIT 2-A

Labcorp Release Agreement

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Release Agreement”) is being entered into between Thomas H. Pike (“Executive”) and Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), with each party intending to be bound by the terms and conditions of this Release Agreement. Executive and the Company are collectively referred to as the Parties throughout this Release Agreement.
WHEREAS, the Executive was employed by the Company pursuant to the terms of an Executive Employment Agreement between the Company and the Executive dated as of January 4, 2023 (the “Employment Agreement”);
WHEREAS, capitalized terms used in this Release Agreement and not defined herein shall have the meanings ascribed to them in the Employment Agreement;
WHEREAS, the termination of Executive’s employment with the Company satisfies the conditions to receive the payments set forth in Section 7(d) of the Employment Agreement;
WHEREAS, this Release Agreement is the “Labcorp Release Agreement” referred to in the Employment Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.0    Separation of Employment
1.1    Effective ________, 20__ (the “Separation Date”), Executive’s employment with the Company will terminate; he shall perform no further services for the Company and his status as an Executive and Officer of the Company shall cease on that date. [Executive also hereby resigns from all positions that Executive holds as an officer or member of the Board of Directors of the Company (or a committee thereof) and as an officer or member of the board of directors (or a committee thereof) of any Company subsidiaries or affiliates.][Executive also hereby resigns from all positions that Executive holds as an officer of the Company and as an officer or member of the board of directors (or a committee thereof) of any Company subsidiaries or affiliates, provided that Executive and the Company agree that Executive will continue to serve as a member of the Board of Directors of the Company as of the Separation Date, subject to the terms and conditions of the Company’s by-laws.] Executive and the Company further agree that the relationship created by this Agreement is purely contractual and that no employer-Executive relationship is intended, nor shall such be inferred from the performance of obligations under this Agreement. Executive further agrees that any payments and/or benefits payable pursuant to this Agreement are contingent upon Executive’s execution and fulfillment of his obligations under this Agreement.
2.0    Separation Pay
2.1    In consideration for Executive executing this Release Agreement no later than twenty-one (21) days from the Date of Termination, not exercising Executive’s revocation rights pursuant to Section 11(b) below and abiding at all times with the terms hereof, the Company will pay to Executive the Severance Benefits pursuant to Section 7(d) of the Employment Agreement. The Company’s obligation to pay the Severance Benefits shall automatically terminate upon Executive’s breach of any of the provisions of this Release Agreement, and any Severance Benefits already paid to Executive prior to such breach shall become immediately due and repayable to the Company.
3.0    Benefits
3.1    Executive, his spouse, and his other dependent(s) may be eligible to elect continued health care coverage under the welfare plans sponsored by the Company, as provided in the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which provides generally that certain Executives and their dependents may elect to continue coverage under employer-sponsored group health plans for a period of at least eighteen (18) months under certain conditions, including payment by Executive of the “Applicable Premium” as defined in Section 604 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”).
3.2    Executive shall be eligible for such benefits under the Company’s existing qualified plans as are provided under the circumstances (taking into account separation of employment as of the Separation Date) pursuant to the terms of the plan documents governing each of these plans. Except as otherwise provided herein or in the terms of any documents governing any Executive benefit plan maintained by the Company, Executive will cease to be a participant in and will no longer have any coverage or entitlement to benefits, accruals, or contributions under any of the Company’s Executive benefit plans effective upon the separation of his employment. Executive agrees that the payments made to him by the Company pursuant to this Agreement do not constitute compensation for purposes of calculating the amount of benefits Executive may be entitled to under the terms of any pension plan or for the purposes of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any profit-sharing or other Executive pension benefit plan, including any cash or deferred arrangement.
3.3    Executive also understands that his grants of restricted stock units are governed by the terms and conditions of the Company’s 2016 Omnibus Incentive Plan and applicable grant agreements and that this Agreement does not in any modify, change, alter or amend the terms and conditions of those grants.
3.4    Executive shall submit for reimbursement any and all unpaid business expenses to the Company within 30 days of the Separation Date. The Company will reimburse said expenses provided that they are consistent with, and reimbursable under, the Company’s travel and entertainment expense policy. The Company will not be responsible for reimbursing the Executive for any business expenses incurred during employment but submitted after said 30-day period.
3.5    This Agreement shall never be construed as an admission by the Company of any liability, wrongdoing or responsibility on its part or on the part of any other person or entity described in Section 4.1 of this Agreement. The Company expressly denies any such liability, wrongdoing or responsibility.
4.0    Release
4.1    Executive, on behalf of himself and his heirs, assigns, transferees and representatives, hereby releases and forever discharges the Company, and its predecessors,

successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, Executives, agents, shareholders, representatives, attorneys and insurers (collectively, the “Releasees”), from any and all claims, causes of actions, demands, damages or liability of any nature whatsoever, known or unknown, which Executive has or may have which arise out of his employment or cessation of employment with the Company, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, including, but not limited to, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Equal Pay Act , 29 U.S.C. § 206(a) and interpretive regulations; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; any and all claims for wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses, or commissions except as otherwise contained herein; claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for, or relating to stock or stock options (except that nothing in this Agreement shall prohibit Executive from exercising any vested stock options or affect Executive’s claims to vested benefits in the Company’s retirement plans, if any, in accordance with the terms of the applicable stock option agreement(s) and applicable plan documents); claims for unaccrued vacation pay; claims arising in tort, including, but not limited to, claims for invasion of privacy, intentional infliction of emotional distress and defamation; claims for quantum meruit and/or unjust enrichment; and any and all other claims arising under any other federal, state, local or foreign laws (including securities laws), as well as any and all other common law legal or equitable claims.
4.2    Executive represents that he has not initiated any action or charge against any of the Releasees with any Federal, State or local court or administrative agency. If such an action or charge has been filed by Executive, or on Executive’s behalf, he will use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Failure to cause the withdrawal and dismissal with prejudice of any action or charge shall render this Agreement null and void, and any consideration paid hereunder shall be repaid immediately by the Executive upon receipt of such notice.
4.3    Executive further agrees that he will not institute any lawsuits, either individually or as a class representative or member, against any of the Releasees as to any matter based upon, arising from or relating to his employment relationship with the Company, from the beginning of time to the date of execution of this Agreement. Executive knowingly and intentionally waives any rights to any additional recovery that might be sought on his behalf by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the North Carolina Department of Labor, the United States Department of Labor, or the Equal Employment Opportunity Commission.
4.4    Executive is hereby advised that: (i) he should consult with an attorney (at his own expense) prior to executing this Agreement; (ii) he is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, he is not waiving any claims that may arise after the date this Agreement is executed; (iii) he has twenty-one (21) days within which to consider the execution of this Agreement, before signing it; and (iv) for a period of seven (7) days following the execution of this Agreement, he may revoke this Agreement by delivering written notice (by the close of business on the seventh day) to the Company in accordance with Section 10.7 herein.

4.5    Notwithstanding the provisions of Section 4.1, said release does not apply to any and all statutory or other claims (a) that are prohibited from waiver by Federal, State or local law, (b) for enforcement of any covenant under this Agreement, (c) for any claim for any vested, accrued benefits to which Executive is (or becomes) otherwise entitled pursuant to the terms and conditions of any of the benefit plans in which Executive participated prior to the Separation Date (but not any incentive or severance plans except as provided in Section 2 or 3, above) or any other benefit due by operation of law; (d) for unemployment insurance benefits; (e) for indemnification under applicable statutory, or common law or any insurance, charter, or bylaws of the Company or any of its affiliates, including under the Employment Agreement, it being understood and agreed that this Agreement does not create or expand upon any such rights, (if any) to indemnification; or (f) for any federal securities law claim asserted solely in Executive’s capacity as a shareholder of the Company, that does not concern or relate in any way to Executive’s employment or other service with the Company or any of its affiliates.
5.0    Return of Company Property
5.1    Executive agrees that within 10 days after execution of this Agreement, he will return any and all Company documents and any copies thereof, in any form whatsoever, including computer records or files, containing secret, confidential and/or proprietary information or ideas, and any other Company property (including, but not limited to, any cell phones, pagers and/or computer equipment) in Executive’s possession or control, except that Executive may keep possession, custody and control of his currently issued Company laptop.
6.0    Duty to Cooperate and of Loyalty/Nondisparagement
6.1    Without limitation as to time, Executive agrees to cooperate and make all reasonable and lawful efforts to assist the Company in addressing any issues which may arise concerning any matter with which he was involved during his employment with the Company, including, but not limited to cooperating in any litigation arising therefrom. The Company shall reimburse Executive at a fair and reasonable rate for services provided by the Executive to the Company in connection with services provided under this provision.
6.2    Executive will not (except as required by law) communicate to anyone, whether by word or deed, whether directly or indirectly through an intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (1) a lowered opinion of the Company or any affiliates, including a lowered opinion of any products manufactured, sold or used by, or services offered or rendered by the Company or its affiliates; and (2) a lowered opinion of the Company’s creditworthiness or business prospects. Executive’s obligations in this regard extends to the reputation of the Company and any of its officers and directors. To the extent permitted by law, the Company agrees (i) to instruct, as of the Separation Date, its then current Section 16 officers and directors not to publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning Executive and (ii) not to disparage or criticize Executive in authorized corporate communications.
7.0    Section 409A of the Code
7.1    Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified Executive” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and determined pursuant to procedures adopted by the Company) at the Separation Date and if any portion of the payments or benefits to be received by the Executive would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s Separation Date (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Executive’s Separation Date (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh (7th) month following the Separation Date or (ii) the Executive’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Executive for the after-tax cost incurred by the Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).
7.2    With respect to any amount of expenses eligible for reimbursement under Sections 3.1, 3.3 and 9.1, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
7.3    It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the Company may amend this Agreement with the goal of giving the Covered Executive the economic benefits described herein in a manner that does not result in such tax being imposed.
7.4    For purposes of Section 409A of the Code, an Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
8.0    Miscellaneous
8.1    This Agreement is binding on, and shall inure to the benefit of, the Parties hereto and their heirs, representatives, transferees, principals, executors, administrators, predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers and Executives. In the event that Executive dies before payment of all amounts described in this Agreement is made, and the Agreement has been executed and not revoked, the Company agrees to pay unpaid amounts to Executive’s estate.
8.2    This Agreement constitutes the complete agreement between, and contains all of the promises and undertakings by the Parties. Executive agrees that the only considerations for signing this Agreement are the terms stated herein above and that no other representations, promises, or assurances of any kind have been made to him by the Company, its attorneys, or any other person as an inducement to sign this Agreement. Any and all prior agreements, representations, negotiations and understandings among the Parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged herein, except to the extent provided in Section 10 of the Employment Agreement, and provided that this Agreement supplements and does not amend, alter, void, replace, or otherwise override any confidentiality, non-solicitation, non-compete agreement executed by Executive that is part of any equity award agreement executed by the Executive. To be clear and to avoid any doubt, the parties expressly agree that any confidentiality, non-solicitation, non-compete agreement executed by Executive that is part of any equity award agreement executed by the Executive remains in full force and effect and is not modified in any way by this Agreement.
8.3    This Agreement may not be revised or modified without the mutual written consent of the Parties.
8.4    The Parties acknowledge and agree that they have each had sufficient time to consider this Agreement and consult with legal counsel of their choosing concerning its meaning prior to entering into this Agreement. In entering into this Agreement, no Party has relied on any representations or warranties of any other Party other than the representations or warranties expressly set forth in this Agreement. Executive acknowledges that he has read this Agreement and that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that he has had a full opportunity to discuss or ask questions about all such terms.
8.5    Except as otherwise provided in this Section, if any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made. If Section 6.0 or any of its sub-parts of this Agreement is deemed invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this entire Agreement shall be null and void, and any consideration paid hereunder shall be repaid immediately by Executive upon receipt of notice thereof.
8.6    Executive agrees that because he has rendered services of a special, unique, and extraordinary character, damages may not be an adequate or reasonable remedy for breach of his obligations under this Agreement. Accordingly, in the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to (a) an injunction restraining Executive from violating the terms hereof, or from rendering services to any person, firm, corporation, association, or other entity to which any confidential information, trade secrets, or proprietary materials of the Company have been disclosed or are threatened to be disclosed, or for which Executive is working or rendering services, or threatens to work or render services (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs, and (c) withhold any further payments under this Agreement which become due and owing after the occurrence of said violation, breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this Agreement, including the right to terminate any payments to Executive pursuant to this Agreement or the recovery of damages from Executive.
8.7    Such notice and any other notices required under this Agreement shall be served upon the Company by certified mail, return receipt requested, or by expressed delivery by a nationally recognized delivery service company such as Federal Express as follows:

If to the Company:
Sandra D. van der Vaart
Executive Vice President and Chief Legal Officer
Labcorp
531 S. Spring Street
Burlington, NC 27215
If to the Executive:
Tom Pike
At last address shown on payroll records of the Company

8.8    Consistent with the requirements of this Section, each party shall notify the other party of any change of address for the receipt of a notice under this Agreement.
8.9    This Agreement shall be construed in accordance with and governed by the laws, except choice of law provisions, of the State of Delaware and shall govern to the exclusion of the laws of any other forum. The parties further agree that any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Delaware. Executive and Company irrevocably consent to the jurisdiction of the Federal and State courts of Delaware and that Executive hereby consents and submits to personal jurisdiction in the State of Delaware. Executive and Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Agreement. Executive acknowledges and recognizes that in the event that he has breached this Agreement, the Company may initiate a lawsuit against him in North Carolina, that Executive waives his right to have that lawsuit be brought in a court located closer to where he may reside, and that Executive will be required to travel to and defend himself in Delaware.
8.10    The Effective Date of this Agreement shall be either (a) the Separation Date or (b) the day after expiration of the seven (7) day revocation period set forth in Section 4.4 of this Agreement, whichever date is later.
8.11    If you agree with the foregoing, please sign below and return two (2) originals to me. You should retain one (1) original copy of this Agreement for your records.
Sincerely,

[Name]
[Title]

Agreed to and accepted:

_________________________________
Thomas H. Pike

Date: ____________________________

EXHIBIT 2-B
Spinco Release Agreement
Tom Pike
Address
Address

Re:    Employment Separation Agreement and General Release

Dear Tom,
On behalf of [Spinco] (the “Company”), I write to offer you (the “Employee”) the following Employment Separation Agreement and General Release (the “Agreement”).
1.0    Separation of Employment
1.1    Effective ________, 20__ (the “Separation Date”), Employee’s employment with the Company will terminate; he shall perform no further services for the Company and his status as an employee and Officer of the Company shall cease on that date. [Employee also hereby resigns from all positions that Employee holds as an officer or member of the Board of Directors of the Company (or a committee thereof) and as an officer or member of the board of directors (or a committee thereof) of any Company subsidiaries or affiliates.][Employee also hereby resigns from all positions that Employee holds as an officer of the Company and as an officer or member of the board of directors (or a committee thereof) of any Company subsidiaries or affiliates, provided that Employee and the Company agree that Employee will continue to serve as a member of the Board of Directors of the Company as of the Separation Date, subject to the terms and conditions of the Company’s by-laws.] Employee and the Company further agree that the relationship created by this Agreement is purely contractual and that no employer-employee relationship is intended, nor shall such be inferred from the performance of obligations under this Agreement. Employee further agrees that any payments and/or benefits payable pursuant to this Agreement are contingent upon Employee’s execution and fulfillment of his obligations under this Agreement.
2.0    Separation Pay
2.1    In consideration for the covenants, promises and agreements herein and in particular Employee’s release of claims as well as covenants not to solicit, not to compete and not to disclose confidential information, the Company will pay Employee a severance in the total amount of $__________ less applicable taxes and withholdings, which represents [two][three] times the sum of Employee’s Base Salary of $________ plus $_______, representing the Employee’s Average Incentive Bonus as defined under the terms of the Executive Employment Agreement entered into as of January 4, 2023 between Employee and the Company (the “Employment Agreement”). The severance shall be paid in two installments, with the first installment of $__________, less taxes and withholding, made payable within 30 days following the date of this Agreement and the second installment of $_________, less taxes and withholding, made payable 30 days following the one-year anniversary of date of this Agreement.
2.2    In addition to the compensation payable under Section 2.1 of the Agreement, Employee shall be eligible to receive a prorated amount equal to the earned portion of the management incentive bonus that he would have received under the Company’s management incentive bonus program had he remained eligible for said bonus. The additional payment shall be made at the time that bonuses are normally paid under the MIB Plan but no later than March 15, 20___.
3.0    Benefits
3.1    Employee, his spouse, and his other dependent(s) may be eligible to elect continued health care coverage under the welfare plans sponsored by the Company, as provided in the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which provides generally that certain employees and their dependents may elect to continue coverage under employer-sponsored group health plans for a period of at least eighteen (18) months under certain conditions, including payment by Employee of the “Applicable Premium” as defined in Section 604 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”).
3.2    Employee shall be eligible for such benefits under the Company’s existing qualified plans as are provided under the circumstances (taking into account separation of employment as of the Separation Date) pursuant to the terms of the plan documents governing each of these plans. Except as otherwise provided herein or in the terms of any documents governing any employee benefit plan maintained by the Company, Employee will cease to be a participant in and will no longer have any coverage or entitlement to benefits, accruals, or contributions under any of the Company’s employee benefit plans effective upon the separation of his employment. Employee agrees that the payments made to him by the Company pursuant to this Agreement do not constitute compensation for purposes of calculating the amount of benefits Employee may be entitled to under the terms of any pension plan or for the purposes of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any profit-sharing or other employee pension benefit plan, including any cash or deferred arrangement.
3.3    Employee also understands that his grants of performance shares, restricted stock units and stock options are governed by the terms and conditions of the Company’s 2016 Omnibus Incentive Plan and applicable grant agreements and that this Agreement does not in any modify, change, alter or amend the terms and conditions of those grants.
3.4    Employee shall submit for reimbursement any and all unpaid business expenses to the Company within 30 days of the Separation Date. The Company will reimburse said expenses provided that they are consistent with, and reimbursable under, the Company’s travel and entertainment expense policy. The Company will not be responsible for reimbursing the Employee for any business expenses incurred during employment but submitted after said 30-day period.
3.5    This Agreement shall never be construed as an admission by the Company of any liability, wrongdoing or responsibility on its part or on the part of any other person or entity described in Section 4.1 of this Agreement. The Company expressly denies any such liability, wrongdoing or responsibility.
4.0    Release
4.1    Employee, on behalf of himself and his heirs, assigns, transferees and representatives, hereby releases and forever discharges the Company, and its predecessors, successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, employees, agents, shareholders, representatives, attorneys and insurers (collectively, the “Releasees”), from any and all claims, causes of actions, demands, damages or liability of any nature whatsoever, known or unknown, which Employee has or may have which arise out of his employment or cessation of employment with the Company, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, including, but not limited to, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Equal Pay Act , 29 U.S.C. § 206(a) and interpretive regulations; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; any and all claims for wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses, or commissions except as otherwise contained herein; claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for, or relating to stock or stock options (except that nothing in this Agreement shall prohibit Employee from exercising any vested stock options or affect Employee’s claims to vested benefits in the Company’s retirement plans, if any, in accordance with the terms of the applicable stock option agreement(s) and applicable plan documents); claims for unaccrued vacation pay; claims arising in tort, including, but not limited to, claims for invasion of privacy, intentional infliction of emotional distress and defamation; claims for quantum meruit and/or unjust enrichment; and any and all other claims arising under any other federal, state, local or foreign laws (including securities laws), as well as any and all other common law legal or equitable claims.
4.2    Employee represents that he has not initiated any action or charge against any of the Releasees with any Federal, State or local court or administrative agency. If such an action or charge has been filed by Employee, or on Employee’s behalf, he will use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Failure to cause the withdrawal and dismissal with prejudice of any action or charge shall render this Agreement null and void, and any consideration paid hereunder shall be repaid immediately by the Employee upon receipt of such notice.
4.3    Employee further agrees that he will not institute any lawsuits, either individually or as a class representative or member, against any of the Releasees as to any matter based upon, arising from or relating to his employment relationship with the Company, from the beginning of time to the date of execution of this Agreement. Employee knowingly and intentionally waives any rights to any additional recovery that might be sought on his behalf by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the North Carolina Department of Labor, the United States Department of Labor, or the Equal Employment Opportunity Commission.
4.4    Employee is hereby advised that: (i) he should consult with an attorney (at his own expense) prior to executing this Agreement; (ii) he is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, he is not waiving any claims that may arise after the date this Agreement is executed; (iii) he has twenty-one (21) days within which to consider the execution of this Agreement, before signing it; and (iv) for a period of seven (7) days following the execution of this Agreement, he may revoke this Agreement by delivering written notice (by the close of business on the seventh day) to the Company in accordance with Section 10.7 herein.
4.5    Notwithstanding the provisions of Section 4.1, said release does not apply to any and all statutory or other claims (a) that are prohibited from waiver by Federal, State or local law,

(b) for enforcement of any covenant under this Agreement, (c) for any claim for any vested, accrued benefits to which Employee is (or becomes) otherwise entitled pursuant to the terms and conditions of any of the benefit plans in which Employee participated prior to the Separation Date (but not any incentive or severance plans except as provided in Section 2 or 3, above) or any other benefit due by operation of law; (d) for unemployment insurance benefits; (e) for indemnification under applicable statutory, or common law or any insurance, charter, or bylaws of the Company or any of its affiliates, including under the Employment Agreement, it being understood and agreed that this Agreement does not create or expand upon any such rights, (if any) to indemnification; or (f) for any federal securities law claim asserted solely in Employee’s capacity as a shareholder of the Company, that does not concern or relate in any way to Employee’s employment or other service with the Company or any of its affiliates.
4.6    It is specifically understood and agreed that the payments set forth above in Sections 2.0 and 3.0 (including the sub-parts thereto), and each of them, are good and adequate consideration to support the waivers, releases and obligations contained herein, including, without limitation, Sections 5.0, 6.0, 7.0, and 8.0, and their respective sub-parts, and that all of the payments set forth Sections 2.0 and 3.0 (including the sub-parts thereto) are of value in addition to anything to which Employee already was entitled prior to the execution of this Agreement.
5.0    Confidentiality
5.1    The parties acknowledge that during the course of Employee’s employment with the Company, he was given access, on a confidential basis, to Confidential Information which the Company has for years collected, developed, and/or discovered through a significant amount of effort and at great expense. The parties acknowledge that the Confidential Information of the Company is not generally known or easily obtained in the Company’s trade, industry, business, or otherwise and that maintaining the secrecy of the Confidential Information is extremely important to the Company’s ability to compete with its competitors.
5.2    Employee agrees that for a period of seven (7) years from the date of this Agreement, Employee shall not, without the prior written consent of the Company, divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Confidential Information of the Company; provided however, that nothing herein contained shall restrict Employee’s ability to make such disclosures as such disclosures may be required by law; and further providing that nothing herein contained shall restrict Employee from divulging information that is readily available to the general public as long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this section of this Agreement.
5.3    The term “Confidential Information” in this Agreement shall mean information that is not readily and easily available to the public or to persons in the same business, trade, or industry of the Company, and that concerns the Company’s prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, or any other information concerning the Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Company. The term “customer information” as used in this Agreement shall mean information that is not readily and easily available to the public or to those persons in the same business, trade, or industry and that concerns the course of dealing between the Company and its customers or potential customers solicited by the Company, customer preferences, particular contracts or locations of customers, negotiations with customers, and any other information concerning customers obtained by the Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Company.
5.4    Employee acknowledges that all information, the disclosure of which is prohibited hereby, is of a confidential and proprietary character and of great value to the Company, and upon the execution of this Agreement (or as soon thereafter as is reasonably practicable), Employee shall forthwith deliver up to the Company all records, memoranda, data, and documents of any description that refer to or relate in any way to such information and shall return to the Company any of its equipment and property which may then be in Employee’s possession or under Employee’s personal control.
5.5    Employee hereby agrees that any failure to fully and completely comply with this provision shall entitle the Company to seek damages for a demonstrated breach of the confidentiality provision, to include recoupment of monies paid hereunder.
5.6    Notwithstanding the restrictions set forth in Section 5.0 and its subparts, Employee may disclose information protected under Section 5.0 and its subparts if and only if such is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting) and/or by court order; (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement or (iv) made to the Securities Exchange Commission regarding security law issues. Employee further agrees that he will notify the Company in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to Section 5.0 and sub-parts thereto. Employee may also disclose the contents of Section 6.0 and its sub-parts and only those contents to any subsequent and/or prospective employer.
6.0    Non-Solicitation/Non-Compete
6.1    For a period of twenty-four (24) months following the separation of Employee’s employment for any reason (the “Restriction Period”), Employee shall not become an owner in, shareholder with more than a 2% equity interest in, investor in, or an employee, contractor, consultant, advisor, representative, officer, director, or agent of, a trade or business that offers products and services that are the same or substantially similar to the products and services provided by the Company in any geographic market in which the Company conducts business (“Competitor”); provided, however, that the duties and responsibilities of said employment or engagement as an owner in, shareholder with more than 2% equity interest in, investor in, contractor, consultant, advisor, representative, officer, director or agent are (i) the same, similar, or substantially related to your current duties and responsibilities or duties or responsibilities performed by Employee while employed by the Company at any time during a six (6) month period prior to Employee’s separation of employment and (ii) related to or concerning the Competitor’s business activities in the Restricted Territory. The parties agree and affirm that their intention with respect to Paragraph 6.1 is that Employee’s activities shall be limited only for the twenty-four (24) month period after the separation of employment for any reason. The provisions calling for a "look back" of six (6) calendar months prior to the separation of employment are intended solely as a means of identifying the duties and responsibilities that will define the restricted activities covered by Paragraph 6.1 and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction. For purposes of Paragraph 6.1, the term “Restricted Territory” means the geographic area that is part of your current duties and responsibilities or the geographic area that was part of your duties and responsibilities within a period of six (6) month period prior to the date of your termination of employment. If a court of competent jurisdiction determines that the Restricted Territory as defined herein is too restrictive, then the parties agree that said court may reduce or limit the

Restricted Territory to the largest acceptable area so as to enable the enforcement of Paragraph 6.1.
6.2    For a period of twenty-four (24) months following the Separation Date, Employee will not, either directly or indirectly, or on behalf of any person, business, partnership, or other entity, call upon, contact, or solicit any customer or customer prospect of the Company, or any representative of the same, with a view toward the sale or providing of any service or product competitive with the Company’s Business; provided, however, the restrictions set forth in this Section shall apply only to customers or prospects of the Company, or representatives of the same, with which during the past 12 month period the Employee had contact or about whom Employee received Confidential Information as part of his duties and responsibilities while employed with the Company within the 12 month period prior to his separation of employment. The parties agree and affirm that their intention with respect to Section 6.2 of this Agreement is that Employee's activities be limited only for a twenty-four (24) month period after the Separation Date for any reason. The provisions calling for a "look back" of 12 calendar months prior to the Separation Date are intended solely as a means of identifying the clients to which such restrictions apply and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction.
6.3    For a period of twenty-four (24) months following the Separation Date, Employee shall not directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director or employee of the Company to work for or provide services to Employee and/or any other person or entity.
6.4    Employee acknowledges and agrees that the foregoing restrictions are necessary for the reasonable and proper protection of the Company; are reasonable in respect to subject matter, length of time, geographic scope, customer scope, and scope of activity to be restrained; and are not unduly harsh and oppressive so as to deprive Employee of his livelihood or to unduly restrict Employee’s opportunity to earn a living after separation of Employee’s employment with the Company. Employee further acknowledges and agrees that if any restrictions set forth in this Section are found by any court of competent jurisdiction to be unenforceable or otherwise against public policy, the restriction shall be interpreted to extend only over the maximum period of time or other restriction as to which it would otherwise be enforceable.
6.5    Employee acknowledges and agrees that because the violation, breach, or threatened breach of this Section and its sub-parts would result in immediate and irreparable injury to the Company, the Company shall be entitled, without limitation of remedy, to (a) temporary and permanent injunctive and other equitable relief restraining Employee from activities constituting a violation, breach or threatened breach of this Section and its sub-parts to the fullest extent allowed by law; (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs; and (c) withhold any further rights, payments or benefits under this Agreement which become due and owing after the occurrence of said violation, breach, or threatened breach, including, without limitation, any rights or claims under Sections 2.0 and 3.0 and the sub-parts thereto.
7.0    Return of Company Property
7.1    Employee agrees that within 10 days after execution of this Agreement, he will return any and all Company documents and any copies thereof, in any form whatsoever, including computer records or files, containing secret, confidential and/or proprietary information or ideas, and any other Company property (including, but not limited to, any cell phones, pagers and/or computer equipment) in Employee’s possession or control, except that Employee may keep possession, custody and control of his currently issued Company laptop.

8.0    Duty to Cooperate and of Loyalty/Nondisparagement
8.1    Without limitation as to time, Employee agrees to cooperate and make all reasonable and lawful efforts to assist the Company in addressing any issues which may arise concerning any matter with which he was involved during his employment with the Company, including, but not limited to cooperating in any litigation arising therefrom. The Company shall reimburse Employee at a fair and reasonable rate for services provided by the Employee to the Company in connection with services provided under this provision.
8.2    Employee will not (except as required by law) communicate to anyone, whether by word or deed, whether directly or indirectly through an intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (1) a lowered opinion of the Company or any affiliates, including a lowered opinion of any products manufactured, sold or used by, or services offered or rendered by the Company or its affiliates; and (2) a lowered opinion of the Company’s creditworthiness or business prospects. Employee’s obligations in this regard extends to the reputation of the Company and any of its officers and directors. To the extent permitted by law, the Company agrees (i) to instruct, as of the Separation Date, its then current Section 16 officers and directors not to publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning Employee and (ii) not to disparage or criticize Employee in authorized corporate communications.
9.0    Section 409A of the Code
9.1    Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and determined pursuant to procedures adopted by the Company) at the Separation Date and if any portion of the payments or benefits to be received by the Employee would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Separation Date (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Employee’s Separation Date (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh (7th) month following the Separation Date or (ii) the Employee’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Employee for the after-tax cost incurred by the Employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).
9.2    With respect to any amount of expenses eligible for reimbursement under Sections 3.1, 3.3 and 9.1, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Employee but in no event later than December 31 of the year following the year in which the Employee incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

9.3    It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the Company may amend this Agreement with the goal of giving the Covered Employee the economic benefits described herein in a manner that does not result in such tax being imposed.
9.4    For purposes of Section 409A of the Code, an Employee’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
10.0    Miscellaneous
10.1    This Agreement is binding on, and shall inure to the benefit of, the Parties hereto and their heirs, representatives, transferees, principals, executors, administrators, predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers and employees. In the event that Employee dies before payment of all amounts described in this Agreement is made, and the Agreement has been executed and not revoked, the Company agrees to pay unpaid amounts to Employee’s estate.
10.2    This Agreement constitutes the complete agreement between, and contains all of the promises and undertakings by the Parties. Employee agrees that the only considerations for signing this Agreement are the terms stated herein above and that no other representations, promises, or assurances of any kind have been made to him by the Company, its attorneys, or any other person as an inducement to sign this Agreement. Any and all prior agreements, representations, negotiations and understandings among the Parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged herein, except to the extent provided in Section 10 of the Employment Agreement, and provided that this Agreement supplements and does not amend, alter, void, replace, or otherwise override any confidentiality, non-solicitation, non-compete agreement executed by Employee that is part of any equity award agreement executed by the Employee. To be clear and to avoid any doubt, the parties expressly agree that any confidentiality, non-solicitation, non-compete agreement executed by Employee that is part of any equity award agreement executed by the Employee remains in full force and effect and is not modified in any way by this Agreement.
10.3    This Agreement may not be revised or modified without the mutual written consent of the Parties.
10.4    The Parties acknowledge and agree that they have each had sufficient time to consider this Agreement and consult with legal counsel of their choosing concerning its meaning prior to entering into this Agreement. In entering into this Agreement, no Party has relied on any representations or warranties of any other Party other than the representations or warranties expressly set forth in this Agreement. Employee acknowledges that he has read this Agreement and that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that he has had a full opportunity to discuss or ask questions about all such terms.
10.5    Except as otherwise provided in this Section, if any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made. If Section 6.0 or any of its sub-parts of this Agreement is deemed invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this entire Agreement shall be null and void, and any consideration paid hereunder shall be repaid immediately by Employee upon receipt of notice thereof.
10.6    Employee agrees that because he has rendered services of a special, unique, and extraordinary character, damages may not be an adequate or reasonable remedy for breach of his obligations under this Agreement. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company shall be entitled to (a) an injunction restraining Employee from violating the terms hereof, or from rendering services to any person, firm, corporation, association, or other entity to which any confidential information, trade secrets, or proprietary materials of the Company have been disclosed or are threatened to be disclosed, or for which Employee is working or rendering services, or threatens to work or render services (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs, and (c) withhold any further payments under this Agreement which become due and owing after the occurrence of said violation, breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this Agreement, including the right to terminate any payments to Employee pursuant to this Agreement or the recovery of damages from Employee.
10.7    Such notice and any other notices required under this Agreement shall be served upon the Company by certified mail, return receipt requested, or by expressed delivery by a nationally recognized delivery service company such as Federal Express as follows:
If to the Company:

With a copy to:

If to the Employee:

Tom Pike
At last address shown on payroll records of the Company

10.8    Consistent with the requirements of this Section, each party shall notify the other party of any change of address for the receipt of a notice under this Agreement.
10.9    This Agreement shall be construed in accordance with and governed by the laws, except choice of law provisions, of the State of Delaware and shall govern to the exclusion of the laws of any other forum. The parties further agree that any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Delaware. Employee and Company irrevocably consent to the jurisdiction of the Federal and State courts of Delaware and that Employee hereby consents and submits to personal jurisdiction in the State of Delaware. Employee and Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Agreement. Employee acknowledges and recognizes that in the event that he has breached this Agreement, the Company may initiate a lawsuit against him in North Carolina, that Employee waives his right to have that lawsuit be brought in a court located closer to where he may reside, and that Employee will be required to travel to and defend himself in Delaware.
10.10    The Effective Date of this Agreement shall be either (a) the Separation Date or (b) the day after expiration of the seven (7) day revocation period set forth in Section 4.4 of this Agreement, whichever date is later.
10.11    If you agree with the foregoing, please sign below and return two (2) originals to me. You should retain one (1) original copy of this Agreement for your records.
Sincerely,

[Name]
[Title]

Agreed to and accepted:

_________________________________
Thomas H. Pike

Date: ____________________________

EXHIBIT 3

Confidentiality, Non-Competition and Non-Solicitation Agreement

CONFIDENTIALITY/NON-COMPETITION/NON-SOLICITATION AGREEMENT

During the course of your employment with Laboratory Corporation of America Holdings (“Labcorp”) or its subsidiaries, divisions, or affiliates, you will have access to, or will acquire, highly confidential information and trade secrets concerning Labcorp's and the Employer Company’s business, including, but not limited to, customer lists, pricing, methods of pricing, marketing practices, advertising strategy, methods of operation and the needs and requirements of Employer Company’s and/or Labcorp's customers. In addition, you will receive from Labcorp or Employer Company and/or be exposed to Labcorp’s or the Employer Company’s valuable technical and marketing information that will materially aid you in the performance of your duties on behalf of the Employer Company, and assist you and/or the Employer Company in furthering the Employer Company’s business interests, including establishing and retaining the Employer Company’s customers. The support furnished to you by the Employer Company will enable you to increase the value of the Employer Company’s goodwill with the Employer Company’s customers, which is a valuable asset of the Employer Company.

    As indicated by the foregoing, the services you will be performing for the Employer Company will be of a special, unique and extraordinary nature. Accordingly, in consideration of Labcorp extending to you, as applicable, certain incentive compensation, as set forth in the Agreement(s) to which this Exhibit is made a part thereof and which governs the grant of said benefits, any and all of which benefits otherwise would not be provided to you absent your agreement to be bound by the terms of this Confidentiality/Non-Competition/Non-Solicitation Agreement (“Restrictive Covenant Agreement”), you agree that:

1.Property Rights and Workproduct. All ideas, inventions, discoveries, computer programs, developments, standard operating procedures, designs, improvements, formulae, processes, techniques, programs, know-how, data, business plans, reports, presentations, or any other work product of possible technical or commercial importance relating to the Employer Company’s business or anticipated business (hereafter collectively referred to as “Work Product”) created or developed by you as part of your employment with the Employer Company shall be deemed to be work made for hire and that the Employer Company shall be the sole owner of all rights, including copyright, in and to the Work Product. If such Work Product, or any part thereof, does not qualify as work made for hire, you agree to assign, and hereby assign, to the Employer Company for the full term of the copyright and all extensions thereof all of your right, title and interest in and to the Work Product. The Employer Company may, at its own expense, prepare and process applications for copyrights, trademarks, service marks, or letter patents, or may take other actions that it deems necessary or appropriate to protect itself with respect to the aforementioned items. You shall cooperate with the Employer Company in enforcing and protecting its rights by executing such applications or other documentation prepared for the protection of such interests and assigning them to the Employer Company, as well as executing all papers pertaining to said inventions, documents, marks, improvements, discoveries, trade secrets, applications and protective actions.

2.Confidentiality. You agree that during the term of your employment and for any time after your termination, you shall not, without the prior written consent of the Employer Company, divulge to any third party or use for your own benefit, or for any purpose other than the exclusive benefit of the Employer Company, any Confidential Information of the Employer Company, Labcorp and its subsidiaries, divisions, or affiliates. In this Restrictive Covenant Agreement, Confidential Information shall mean information that concerns the Employer Company’s, Labcorp's and its subsidiaries', divisions', or affiliates' prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Employer Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, financial information, or any other information concerning the Employer Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Employer Company. The term “customer information” as used in this Restrictive Covenant Agreement shall mean information that concerns the course of dealing between the Employer Company and its customers or potential customers solicited by the Employer Company, customer preferences, particular contracts or locations of customers or potential customers, negotiations with customers, and any other information concerning customers or potential customers obtained by the Employer Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Employer Company. Your obligation not to disclose Confidential Information does not prohibit you from (a) disclosing the information to a government agency if you are required to produce the information pursuant to a subpoena, court order, administrative order or other legal process, (b) discussing terms and conditions of employment or engaging in other activities protected by the National Labor Relations Act, (c) communicating with the Securities and Exchange Commission about securities law violations, or (d) communicating with any other government entity or agency if such communication is to report a violation of applicable law. However, you shall notify the Employer Company in writing within three (3) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of Confidential Information and shall provide the Employer Company with a copy of said subpoena, court order, administrative order or other legal process.
3.Non-Solicitation of Labcorp Employees. During the term of your employment and for a period of twelve (12) months following the term of your employment, you shall not, directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director or employee of Labcorp or its subsidiaries and affiliates to work for or provide services to you and/or any other person or entity that either (i) directly provides products or services that compete with the products or services provided by the Employer Company in a geographic market serviced by the Employer Company or (ii) supplies, services, advises or consults with a person, trade or business that products or services that compete with the products or services provided by the Employer Company in a geographic market serviced by the Employer Company.

4.Non-Solicitation of Customers. During your employment and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not either directly or indirectly through a subordinate, co-worker, peer or other person or entity, call upon, contact, or solicit or attempt to call upon, contact or solicit any customer or customer prospect of the Employer Company, with a view toward the sale or providing of any service or product competitive with the products and services offered by the Employer Company; provided, however, the restrictions set forth in Paragraph 4 shall apply only to customers or prospects of the Employer Company, or representatives of the same, with which you had contact during the last twenty-four (24) months of your employment with the Employer Company. The parties agree and affirm that their intention with respect to Paragraph 4 is that your activities be limited only for a twelve (12) month period after termination of your employment with the Employer Company for any reason. The provisions calling for a “look back” of twenty-four (24) calendar months prior to the termination of employment are intended solely as a means of identifying the customers and potential customers to which such restrictions apply and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction.
5.Noncompetition. During your employment and for a period of twelve (12) months following your voluntary or involuntary termination of employment, you shall not become an owner in, shareholder with more than a 2% equity interest in, investor in, or an employee, contractor, consultant, advisor, representative, officer, director, or agent of, a trade or business that offers products and services that are the same or substantially similar to the products and services provided by the Employer Company in any geographic market in which the Employer Company conducts business (“Competitor”); provided, however, that the duties and responsibilities of said employment or engagement as an owner in, shareholder with more than 2% equity interest in, investor in, employee, contractor, consultant, advisor, representative, officer, director or agent are (i) the same, similar, or substantially related to your current duties and responsibilities or duties or responsibilities performed by you while employed by the Employer Company at any time during a six (6) month period prior to your date of termination of employment and (ii) related to or concerning the Competitor’s business activities in the Restricted Territory. The parties agree and affirm that their intention with respect to Paragraph 5 is that your activities shall be limited only for the twelve (12) month period after termination of employment for any reason. The provisions calling for a “look back” of six (6) calendar months prior to the date of termination of employment are intended solely as a means of identifying the duties and responsibilities that will define the restricted activities covered by Paragraph 5 and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction. For purposes of Paragraph 5, the term “Restricted Territory” means the geographic area that is part of your current duties and responsibilities or the geographic area that was part of your duties and responsibilities within a period of six (6) month period prior to the date of your termination of employment. If a court of competent jurisdiction determines that the Restricted Territory as defined herein is too restrictive, then the parties agree that said court may reduce or limit the Restricted

Territory to the largest acceptable area so as to enable the enforcement of Paragraph 5.
6.Return of Confidential Information. At any time upon the request of the Employer Company or upon your termination of your employment, you shall return to the Employer Company any and all Employer Company property including but not limited to laptops, phones, smart phones and documents or materials in your possession, custody and control that contain Confidential Information. You also agree that upon termination of employment, you shall destroy any Confidential Information stored on your personal computer or other data storage device. Along with the return of said documents and materials, you shall provide the Employer Company (upon the Employer Company’s request) with a sworn or written statement indicating that you do not have possession, custody and control of any of the Employer Company’s Confidential Information and have destroyed all of the Employer Company’s data electronically stored on your personal computer or other data storage device.
7.Notice. Notice shall be effective only if it is made in writing and actually or constructively received by the individuals below. To be effective, any notice required under this Restrictive Covenant Agreement must be sent by nationally recognized express delivery courier or by certified mail, return receipt requested, to the person(s) and address(es) listed below.
Senior Vice President, Global General Counsel
Laboratory Corporation of America Holdings
531 South Spring Street
Burlington, North Carolina 27215

and, if to you, notice shall be sent to your last known mailing address on record at the Employer Company. You have an obligation to ensure that the Employer Company’s records contain your most recent address.
8.Breach/Available Remedies.
a.Except as otherwise provided in this subparagraph, if any provision of this Restrictive Covenant Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Restrictive Covenant Agreement; provided, that if any provision contained in this Restrictive Covenant Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, the parties agree that the said provision shall be limited and reduced to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

b.You agree that as part of this Restrictive Covenant Agreement, you will have access to the Employer Company’s Confidential Information, personnel, and existing and potential customers of the Employer Company. You further agree that the Employer Company maintains a competitive advantage over other persons or entities in the trade or business of providing commercial medical laboratory testing services as a result of the Employer Company’s Confidential Information, personnel, and existing and potential customer contacts. You further agree that the Employer Company will be placed at a competitive disadvantage in the event that you breach this Restrictive Covenant Agreement and that damages would not be an adequate or reasonable remedy in the event of such breach. Accordingly, you stipulate that in the event that you breach one or more of the provisions set forth in this Restrictive Covenant Agreement, the Employer Company will be entitled to an injunction restraining you from violating the terms of those paragraphs. Nothing herein shall be construed as prohibiting the Employer Company from pursuing any other remedy available for such breach or prospective breach.
9.Miscellaneous.
a.Absent any other agreement to the contrary nothing herein shall be construed as giving you the right to continued service or employment relationship with the Employer Company. This Agreement does not alter or amend in any way the Employer Company's right to terminate the employment relationship in accordance with any offer letter, employment contract or applicable law.
b.You represent and warrant that you are not a party to any contract, agreement or understanding that prevents or prohibits you from entering into and fully performing under this Restrictive Covenant Agreement.
c.In the event a court of law declares any provision of this Restrictive Covenant Agreement to be null and void, it is understood and agreed by you and the Employer Company that such clause shall be severed from this Restrictive Covenant Agreement and that the remaining provisions of this Restrictive Covenant Agreement shall continue to be binding on you.
d.It is understood and agreed by you and Laboratory Corporation of America Holdings (“Labcorp”) that this Confidentiality/Non-Competition/Non-Solicitation Agreement constitutes the agreement in its entirety and supersedes any previous Confidentiality/Non-Competition/Non-Solicitation Agreement previously executed by you as part of an Equity Award Agreement with Labcorp. This Confidentiality/Non-Competition/Non-Solicitation Agreement replaces any other non-compete, non-solicitation and confidentiality agreement which you may have previously executed in favor of Labcorp or one of its subsidiary companies incorporated within the United States. This

Confidentiality/Non-Competition/Non-Solicitation Agreement shall not replace, amend, restrict, otherwise modify or supersede any employment contract or agreement between you and a foreign subsidiary of Labcorp and shall not amend, alter or affect any non-compete, non-solicitation or confidentiality agreement executed by you and Labcorp or an Employer Company in connection with a merger or acquisition agreement of a business entity with whom you were previously employed or affiliated, including, but not limited to, an ownership or investment interest in said entity.
e.For purposes of this Restrictive Covenant Agreement, the Employer Company shall mean Laboratory Corporation of America Holdings or its subsidiary and affiliated companies with whom you are employed at the commencement of your employment, as well as any subsequent parent, subsidiary or affiliated company that becomes the employing entity in the event of a transfer, promotion, assignment, reassignment or corporate restructuring.
f.As used herein, “affiliate” shall mean a current or future company or other business entity that, directly or indirectly, is controlled by, controls or is under common control with Laboratory Corporation of America Holdings. For the purposes of the preceding sentence, the meaning of the word “control” shall include, but not necessarily be limited to, ownership of more than fifty percent (50%) of the voting shares or other interest of the Employer Company or other business entity.
g.This Restrictive Covenant Agreement shall be binding upon you and shall inure to the benefit of the parties and their respective personal representatives, heirs, affiliates, successors, and assigns. Labcorp may at its sole discretion assign its rights under this Restrictive Covenant Agreement.
h.You affirm by signing this Restrictive Covenant Agreement that you have completely read this entire Restrictive Covenant Agreement and understand the terms and conditions included within this Restrictive Covenant Agreement. You also agree that this Restrictive Covenant Agreement may not be modified or altered in any respect except in writing, signed by you and Labcorp.
i.This Restrictive Covenant Agreement shall be deemed to have been entered into in the State of North Carolina and shall be construed in accordance with and governed by the laws of North Carolina, to the exclusion of the laws of any other forum including but not limited to the laws of the State of California. You agree, acknowledge and recognize that by virtue of your employment with the Employer Company, either a North Carolina corporation or a subsidiary of a North Carolina corporation, with its principal place of business in North Carolina, and your own contacts and business dealings with Labcorp and the Employer Company in North Carolina, North Carolina has a substantial relationship to this Restrictive Covenant Agreement and a materially greater interest in applying its laws, over and to the exclusion of the laws of any other forum, to the resolution of any dispute arising out of or relating to this Restrictive Covenant Agreement.
j.Any action, special proceeding or other proceeding, including without limitation any request for temporary, preliminary, or permanent injunctive relief with respect to this Restrictive Covenant Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina. You and the Employer Company irrevocably consent to the jurisdiction of the Federal and State courts of North Carolina and you hereby consent and submit to personal jurisdiction in the State of North Carolina. You and the Employer Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Restrictive Covenant Agreement. You acknowledge and recognize that in the event that you breach this Restrictive Covenant Agreement, the Employer Company may initiate a lawsuit against you in North Carolina, that you waive your right to have that lawsuit be brought in a court located closer to where you may reside, and that you will be required to travel to and defend yourself in North Carolina. You likewise agree that to the extent you institute any action arising out of or relating to this Restrictive Covenant Agreement, it shall be brought in North Carolina and doing so does not present any undue burden or inconvenience to you.
k.You shall at all times abide by such laws and regulations, including but not limited to such laws which relate to the improper inducement for referrals of items or Services reimbursable by the Federal health care programs 42 U.S.C. § 1320a-7b(b) (the “anti-kickback statute”). You acknowledge that you are (i) aware that the United States securities laws prohibit any person who has material nonpublic information about the Employer Company from purchasing or selling securities of such Employer Company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and agrees that it will neither use, nor cause any third party to use, any Information in contravention of such Act or any such rules and regulations, including Rules 10b-5 and 14e-3.
l.Except as stated otherwise herein, this Restrictive Covenant Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, covenants, conditions, understandings or agreements other than those expressly set forth herein.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

LABORATORY CORPORATION OF AMERICA HOLDINGS

_________________________
Adam Schechter
President and CEO

EXECUTIVE

_________________________
Thomas H. Pike